UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Lazard Ltd

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March 24, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement of the meeting. We will hold the meeting on Tuesday, May 6, 2008, at 8:30 a.m. Eastern Daylight Time (9:30 a.m. Bermuda time), in the Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2007 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Bruce Wasserstein

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM11, Bermuda

Lazard Ltd

Notice of 2007 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 6, 2008
Time:	8:30 a.m. Eastern Daylight Time
(9:30 a.m. Bermuda time)
Place:	Elbow Beach Hotel
60 South Shore Road
Paget Parish, Bermuda

Matters to be voted on:

1.	Elect three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2011;

2.	Approve the 2008 Incentive Compensation Plan;

3.	Approve amendments to our Bye-laws to modify and reduce certain requirements relating to actions adversely affecting the employment of our Chairman and Chief Executive Officer;

4.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008 and authorization of the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration; and

5.	Any other matters that may properly be brought before the meeting and any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, “Lazard”, or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), which is the current holding company for our businesses.

Only shareholders of record at the close of business on March 21, 2008 may vote in person or by proxy at the annual general meeting and any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 31, 2008 with a copy of Lazard’s 2007 Annual Report, which includes financial statements for the period ended December 31, 2007 and the related independent auditor’s report. Copies of Lazard’s 2007 Annual Report will also be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors

Scott D. Hoffman

Secretary

March 24, 2008

Proxy Statement

General Information

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 21, 2008, the record date, may vote at the meeting and any adjournment or post postponement thereof. As of that date, there were 46,836,518 shares of Class A common stock outstanding (not including shares held by a subsidiary) and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC (“LAZ-MD Holdings”), as the holder of the share of Class B common stock, is entitled to 55,322,792 votes in respect of such share, or 54.1% of the voting power of our Company. With respect to matters raised at the 2008 annual general meeting, the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement may individually direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock. Prior to the meeting, LAZ-MD Holdings will hold a separate, preliminary vote of such members on the matters to be voted on at the meeting. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares FOR each of our director nominees, FOR the 2008 Incentive Compensation Plan (the “2008 Plan”), FOR the amendments to our Bye-laws to modify and reduce certain requirements relating to actions adversely affecting the employment of our Chairman and Chief Executive Officer (the “Bye-law Amendments”), and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2008 Annual General Meeting and with respect to other matters that may be properly brought before the annual general meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a shareholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders, and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership may be requested at the admissions desk. If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 21, 2008, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-1905.

You may listen to the annual general meeting over the Internet. Please go to our website, www.lazard.com, in advance of the meeting to download any necessary audio software.

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING AND SOLICITATION OF PROXIES

Votes Needed

There are differing vote requirements for the various matters to be voted upon. Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to the approval of the 2008 Plan, the ratification of the appointment of our independent auditors, and the approval of any other matter that may properly be brought before the meeting, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting is required. With respect to the approval of the Bye-law Amendments, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock entitled to vote thereon (regardless of the actual number of shares present or represented at the meeting) is required.

Under Bermuda law, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, and in accordance with our Bye-laws would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. A “broker non-vote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange (“NYSE”).

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to Be Held on May 6, 2008

This proxy statement and the 2007 Annual Report can be viewed on our website at www.lazard.com/investorrelations/sec-filings.aspx. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote FOR each of our director nominees, FOR the 2008 Plan, FOR the Bye-law Amendments, and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission (“SEC”) to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of the annual report or proxy statement, you may send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2011 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees are current directors of Lazard. Each nominee has indicated to us that he will serve if elected. Messrs. Doerfler and Turner, who were initially elected to our Board of Directors in 2006, were suggested to the Nominating & Governance Committee by members of our senior management pursuant to our policy on director nominations. See “Policy on Director Nomination Process.” After being interviewed by the Nominating & Governance Committee, they were recommended to the full Board for election. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board. On March 10, 2008, Mr. Anthony Orsatelli resigned as the Natixis representative to our Board of Directors and he was replaced by Mr. Dominique Ferrero. See “Agreement with Natixis and the Wasserstein Family Trusts”.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2011

Bruce Wasserstein, age 60, has served as Chairman and Chief Executive Officer of Lazard Ltd and Lazard Group since May 2005. Mr. Wasserstein has served as a director of Lazard Group since January 2002 and as a director of Lazard Ltd since April 2005. Mr. Wasserstein served as the Head of Lazard and Chairman of the Executive Committee of Lazard Group from January 2002 until May 2005. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as Chief Executive officer of Wasserstein Perella Group (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank, and is a member of the Board of Directors of Harry & David Holdings, Inc.

Ronald J. Doerfler, age 66, has served as a director of Lazard Ltd and Lazard Group since June 2006. Mr. Doerfler has been Senior Vice President and Chief Financial Officer of The Hearst Corporation since February 1998, and was elected a member of Hearst’s Board of Directors in August 2002. Hearst is one of the nation’s largest diversified communications companies, with interests in magazine and newspaper publishing, television and radio stations, newspaper comics and features syndication, cable TV networks, television production and syndication, and new media activities. Mr. Doerfler arrived at Hearst from ABC, Inc., where he was senior vice president and chief financial officer. He joined Capital Cities Communications in 1969, was appointed treasurer in 1977 and senior vice president and chief financial officer in 1980. He played a major role in Capital Cities’ acquisition of ABC in 1986, and with the combined group’s 1996 merger with The Walt Disney Company. Mr. Doerfler is the chairman of the Audit Committee of our Board of Directors.

Michael J. Turner, CBE, age 59, has served as a director of Lazard Ltd and Lazard Group since March 2006. Mr. Turner has served as Chief Executive Officer of BAE Systems Plc since March 2002. Mr. Turner joined BAE Systems in 1966 and since that time has held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is a member of the Board of Directors of Art Properties UK Ltd and joint chairman of the Aerospace Innovation and Growth Team in the UK. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Directors Continuing in Office

(Term Expiring in 2009)

Steven J. Heyer, age 55, has served as a director of Lazard Ltd and Lazard Group since June 2005. Mr. Heyer is currently the Co-Chairman and Chief Executive Officer of Fathom Studios and Vice Chairman of Mistral Acquisition Company. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He is a member of the Board of Directors of Mistral Acquisition Company, Phorm, Inc., Fathom Studios, the National Collegiate Athletic Association and the Special Olympics. Mr. Heyer is the chairman of the Compensation Committee and a member of the Audit Committee and the Nominating & Governance Committee of our Board of Directors.

Sylvia Jay, CBE, age 61, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Vice Chairman of L’Oreal UK, a position she has held since September 2005. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director to the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Tresor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is a member of the board of directors of each of Saint-Gobain and Alcatel-Lucent, as well as Chairman of Food from Britain. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Vernon E. Jordan, Jr., age 72, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Of Counsel at Akin, Gump, Strauss, Hauer & Feld L.L.P. since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981. Mr. Jordan currently serves on the boards of directors of American Express Company, Asbury Automotive Group, Inc. and Xerox Corporation; as a trustee to Howard University and DePauw University; and on the International Advisory Board of Barrick Gold.

Directors Continuing in Office

(Term Expiring in 2010)

Ellis Jones, age 54, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jones has served as Chief Executive Officer of Wasserstein & Co., LP since January 2001. Prior to becoming Chief Executive Officer of Wasserstein & Co., LP, Mr. Jones was a Managing Director of the investment banking firm Wasserstein Perella Inc. from February 1995 to January 2001. Prior to joining Wasserstein Perella Inc., Mr. Jones was a Managing Director at Salomon Brothers Inc. in its Corporate Finance Department from March 1989 to February 1995. Prior to joining Salomon Brothers Inc., Mr. Jones worked in the Investment Banking Department at The First Boston Corporation from September 1979 to March 1989. Mr. Jones is a member of the Board of Directors of Harry & David Holdings, Inc.

Dominique Ferrero, age 61, has served as a director of Lazard Ltd and Lazard Group since March 2008. Mr. Ferrero has served as Chief Executive Officer and a member of the Executive Board of Natixis since November 2006 and as the Chairman of the Executive Board of IXIS Corporate and Investment Bank from December 2006 to December 2007. Prior to joining Natixis, he was a Senior Advisor-Vice Chairman of Merrill Lynch Europe from 2004 to 2006 and Chief Executive Officer of Credit Lyonnais from 1999 to 2003. He is a currently a member of the Board of Directors of VINCI, a French public limited company.

Hal S. Scott, age 64, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, international trade and securities laws. He is the Director of the Committee on Capital Markets Regulation, past President of the International Academy of Consumer and Commercial Law and past Governor of the American Stock Exchange (2002-2005). Professor Scott is the chairman of the Nominating & Governance Committee and a member of the Audit Committee of our Board of Directors.

Information Regarding The Board of Directors and Corporate Governance

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee, and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at http://www.lazard.com/InvestorRelations/Corporate_Governance.aspx. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

There were eleven meetings of the Board of Directors in 2007. The non-executive directors of the Board met in executive session six times in 2007. Each meeting of non-executive directors is presided over by one of the committee chairpersons.

Agreements with Natixis and the Wasserstein Family Trusts

Natixis (as the surviving entity in a merger with IXIS Corporate & Investment Bank in December 2007) holds $150 million of Lazard’s equity security units (which represent a contract to purchase Lazard Class A common stock on May 15, 2008 and a senior note of Lazard Group in an aggregate amount of $150 million) and 2,000,000 shares of Class A common stock, which were acquired in our recapitalization transactions in May 2005. In connection with this investment, we agreed that we will nominate one person designated by Natixis to our Board of Directors until such time as (1) the shares of our common stock then owned by Natixis, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by Natixis, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by IXIS Corporate & Investment Bank, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by IXIS Corporate & Investment Bank. Dominique Ferrero is the Natixis nominee to our Board of Directors.

The Wasserstein family trusts hold 329,500 shares of our Class A common stock and 9,958,196 LAZ-MD Holdings exchangeable interests that may be exchanged on a one for one basis into our Class A common stock. At the time of our initial public offering (“IPO”), we agreed that we would nominate one person designated by the Wasserstein family trusts to our Board of Directors until such time as (1) the shares of our common stock then owned directly or indirectly by the family trusts or any beneficiaries of the Wasserstein family trusts (in the aggregate), plus (2) the shares of our common stock issuable under the terms of any exchangeable interests issued by us then owned directly or indirectly by the Wasserstein family trusts or any beneficiaries of the Wasserstein family trusts (in the aggregate), constitute less than 50% of the shares of our common stock issuable under the terms of any exchangeable securities initially issued by us in connection with the separation and recapitalization transactions on May 10, 2005 and held by the family trusts (in the aggregate) as of the date of our IPO. Ellis Jones is the nominee of the Wasserstein family trusts to our Board of Directors.

Audit Committee

Ronald J. Doerfler (Chair), Steven J. Heyer* and Hal S. Scott

This committee met five times in 2007. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of the financial statements;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function; and

•	compliance by us with certain legal and regulatory requirements.

A detailed list of the committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Audit_Committee_Charter.aspx.

The Audit Committee also selects and oversees Lazard’s independent auditors, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Ronald J. Doerfler has the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

This committee met thirteen times in 2007. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our Chief Executive Officer;

•	review and approve the recommendations of the Chief Executive Officer with respect to compensation of our other executive officers;

•	receive reports on our compensation programs as they affect all managing directors and employees; and

•	administer the 2005 Equity Incentive Plan and the 2005 Bonus Plan.

If the 2008 Incentive Compensation Plan described under Item 2 below is approved by our shareholders, the Compensation Committee also will administer this plan. A detailed list of the committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Comp_Comm_Charter.aspx. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

*	Mr. Heyer replaced Mr. Orsatelli on the Audit Committee following Mr. Orsatelli’s resignation on March 10, 2008.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2005 Equity Incentive Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the named executive officers in the Summary Compensation Table). The Committee granted to our chief executive officer (or his designee) authority to determine the amount, terms and conditions of all awards made from the these pools and required that the Committee be updated on all such awards at its next scheduled meeting.

The Compensation Committee directly engaged Steven Hall & Partners, LLC, an independent compensation consulting firm, to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices and determinations, including information on equity-based award design. From time to time, Bruce Wasserstein, our chief executive officer, will attend meetings of the Committee and express his views on the Company’s overall compensation philosophy. Following year-end, Mr. Wasserstein makes recommendations to the Committee as to the total compensation package (salary, bonus, and equity based awards) to be paid to each of the other named executive officers in the Summary Compensation Table. As part of this process Mr. Wasserstein requested information from MGMC, Inc., a compensation consultant, on pay levels for the general counsels of investment banking firms, given the scope of the Lazard general counsel’s role and lack of publicly available information. Steven Golub, our vice chairman, serves as management’s main liaison with the Committee and assists the Committee Chairman in setting the annual agenda and gathering the requested supporting material for each Committee meeting. Scott Hoffman, our general counsel, serves as secretary to the Committee.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

This committee met four times in 2007. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance; and

•	recommending to the Board director nominees for each committee.

A detailed list of the committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Nom_Gov_Comm_Charter.aspx.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Attendance

The average attendance by directors at meetings of the Board and its Committees was approximately 93% in 2007. The Board met eleven times in 2007 and all current directors attended at least 75% of the meetings of the Board and Committees on which they served. We expect all directors to attend our annual general meetings of shareholders. In 2007, seven of our nine directors attended the Annual General Meeting of Shareholders.

Codes of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our chief executive officer, chief financial officer and principal accounting officer. Each of these codes are available on our website at http://www.lazard.com/Investorrelations/CodeandEthics.aspx. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10020

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at http://www.lazard.com/Investorrelations/Comm_NonMgmt_Dir.aspx

Policy on Director Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated, and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. While we could qualify for various exceptions to the governance standards of the NYSE as a “controlled company”, we have chosen not to be so treated and have committed to having a majority of our directors satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2009 Annual General Meeting of Shareholders may do so by submitting in writing such candidates name, in compliance with the procedures, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, 62nd Floor, New York, New York 10020 between January 6, 2009 and February 5, 2009.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Mr. Wasserstein and Mr. Jordan are not independent directors of Lazard. In addition, Mr. Ellis Jones, the Chief Executive Officer of Wasserstein & Co., LP, a private equity investment firm that is majority owned by the Wasserstein Family Trusts and Mr. Wasserstein, also has been determined by the Board not to be independent at this time.

The Board has determined that Messrs. Doerfler, Heyer, Scott, Turner, and Lady Jay do not have a material relationship with Lazard under the Board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations the Board considered the engagement of Lazard in 2007 by The Hearst Corporation and L’Oreal USA, Inc., a sister company of L’Oreal UK. Mr. Doerfler is the Chief Financial Officer of The Hearst Corporation and Lady Jay is Vice Chairman of L’Oreal UK. In both instances Lazard provided M&A advisory services in the ordinary course of business and the engagements were deemed per se immaterial pursuant to Lazard’s Standards of Director Independence, as set forth on Annex A to this proxy statement.

The Board also determined that Mr. Ferrero was independent, after giving careful consideration to the relationship between Lazard and Natixis, of which Mr. Ferrero is the Chief Executive Officer. Natixis is the successor entity in a merger with IXIS Corporate & Investment Bank, which participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of Class A common stock at the IPO price of $25 per share. In connection with this investment, Lazard agreed to nominate one person designated by Natixis to our Board of Directors, currently Mr. Ferrero. Lazard also has a cooperation arrangement with Natixis in France. The cooperation arrangement provides that Lazard Group and Natixis will (1) place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis,” and cooperate in their respective origination, syndication and placement activities, (2) form an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France, and (3) create an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to Natixis for services relating to corporate banking, lending, securitizations and derivatives within France and from Natixis to Lazard Group for mergers and acquisitions advisory services within France. In 2007, the cooperation arrangement generated approximately $87 million of gross revenue for Natixis and $28.1 million of gross revenue for Lazard. We also received advisory fees in 2007 of $5.4 million with respect to several transactions involving Natixis and its affiliates. In 2006 we advised on a major internal reorganization of Caisse Nationale des Caisses d’Epargne (“CNCE”), the former parent holding company of IXIS Corporate & Investment Bank, involving both its shareholders and its subsidiaries. Pursuant to this reorganization IXIS Corporate & Investment Bank became a wholly-owned subsidiary of Natixis until its merger into Natixis in December 2007. We received advisory fees of $17.7 million with respect to the CNCE reorganization and $0.5 million for advisory services on an unrelated transaction for CNCE in 2006. In 2005, Lazard advised IXIS (the predecessor entity to Natixis) on one transaction in Germany and received a fee of $1.8 million. The Board determined, in its business judgment, that these relationships were not material, noting that (a) 2007 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above were less than 2.0% of Lazard’s gross revenues for 2007 and less than 1.0% of the annual gross revenue of Natixis for 2007 and (b) at December 31, 2007, Lazard’s consolidated indebtedness to Natixis was less than 4% of Lazard’s total consolidated assets. See “Agreement with Natixis and the Wasserstein Family Trusts” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

Director Compensation for 2007

Directors who are officers of Lazard do not receive any fees for their service as directors. On February 27, 2007, based on the recommendation of the Nominating & Governance Committee, our directors’ compensation program was amended to provide that each of our non-executive directors would receive an annual cash retainer of $67,500 and an annual award of deferred stock units (“DSUs”) with a grant date value of $82,500. The chair of the Audit Committee is paid an additional annual retainer of $30,000 and the chairs of each of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $20,000, in each case 45% is paid in cash and 55% in DSUs. The other members of the Audit Committee are paid an additional annual retainer of $20,000 and the other members of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $15,000, in each case 45% is paid in cash and 55% in DSUs. Cash compensation is paid out on a quarterly basis and the DSU awards described above are granted on an annual basis on June 1st of each year, except for initial pro-rated grants made to new directors upon their joining the Board. The number of DSUs granted is based on the closing price of our common stock on the NYSE on the date of grant.

Non-executive directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan. DSUs awarded under this plan are granted on the same quarterly payment date as cash compensation would have been received and the number of DSUs is calculated based on the closing price of our common stock on the payment date.

All DSUs awarded under these arrangements (1) were issued under the 2005 Equity Incentive Plan (or any successor plan), and (2) are converted to Class A common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of our Board.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Ronald J. Doerfler	$75,108	$99,000	$878	$174,986
Steven J. Heyer (3)	$78,831	$101,750	$2,366	$182,947
Sylvia Jay	$76,511	$99,000	$994	$176,505
Ellis Jones (3)	$62,590	$82,500	$1,726	$146,816
Anthony Orsatelli (4)	$73,274	$93,500	$1,793	$168,567
Hal S. Scott	$81,151	$104,500	$1,063	$186,714
Michael J. Turner	$76,511	$99,000	$994	$176,505

(1)	The value of the DSUs reported in the table above is based on the amount that is recognized in our financial statements under FAS No. 123R. See Note 14 of Notes to the Consolidated Financial Statements contained in Lazard’s 2007 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the DSUs.

Each of the directors listed above received their annual grant of DSUs on June 1, 2007. The number and grant date fair value of DSUs under FAS No. 123R (based on the closing price per-share of the Class A Common Stock of $54.52 on June 1, 2007) were as follows: Mr. Doerfler, 1,816, valued at $99,000; Mr. Heyer, 1,866, valued at $101,750; Lady Jay, 1,816, valued at $99,000; Mr. Jones, 1,513, valued at $82,500; Mr. Orsatelli, 1,715, valued at $93,500; Mr. Scott, 1,917, valued at $104,500; and Mr. Turner, 1,816, valued at $99,000. The total number of DSUs held by each of our non-executive directors at December 31, 2007 was as follows: Mr. Doerfler, 3,346; Mr. Heyer, 8,509; Lady Jay, 3,669; Mr. Jones, 6,366; Mr. Orsatelli, 5,839; Mr. Scott, 3,912; and Mr. Turner, 3,669.

(2)	Represents cash dividends paid on the DSUs to each of the directors listed in the table.

(3)	Mr. Heyer and Mr. Jones elected to defer their quarterly cash compensation into additional DSUs, pursuant to the terms of the Directors Fee Deferral Unit Plan, which was approved by our Board of Directors on May 9, 2006. As a result Mr. Heyer and Mr. Jones received 1,759, and 1,402, additional DSU in lieu of cash, respectively, in 2007.

(4)	Mr. Orsatelli resigned from our Board of Directors on March 10, 2008.

Mr. Vernon E. Jordan, Jr. is a member of our Board of Directors and is a senior managing director of Lazard. Mr. Jordan is not an executive officer of Lazard as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and was therefore not included in the Summary Compensation Table. Mr. Jordan does not receive any fees for his service as director of Lazard. Mr. Jordan’s compensation as a senior managing director for 2007 was as follows:

Salary	Annual Cash Bonus	Restricted Stock Unit Awards (1)	All Other Compensation (2)	Total
$500,000	$2,650,000	$276,169	$510,118	$3,936,287

(1)	The value of the RSUs is based on the amount that is recognized in our consolidated financial statements under FAS No. 123R for the 2007 fiscal year. See the narrative discussion under the heading “Grants of Plan Based Awards” for a description of the terms and conditions of the January 2007 restricted stock unit grants. On January 30, 2008, Mr. Jordan received an RSU award with a grant date value of $1.1 million, which related to 2007 performance. See the narrative discussion under the heading “Compensation Discussion and Analysis—Design of Our Compensation Programs—Incentive Compensation” for a description the terms and conditions of the January 2008 RSU grants.

(2)	Pursuant to a letter agreement entered into with Mr. Jordan in 1999 and subsequently amended on January 1, 2004, Mr. Jordan is entitled to benefits on the same basis as other managing directors and to use, on a priority basis, a corporate apartment in New York. The incremental cost to Lazard of providing Mr. Jordan with use of this apartment was $288,000 in 2007. Mr. Jordan also received a tax gross-up payment of $220,500 as reimbursement for taxes paid on the imputed income from the use of the apartment. In connection with our recapitalization in May 2005, Mr. Jordan entered into a retention agreement in the form applicable to our named executive officers generally. See “The Retention Agreements with Named Executive Officers.” Mr. Jordan is also the beneficiary of a Company provided life insurance and excess liability insurance policy.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of February 28, 2007, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B Common Stock were as follows (except for Bruce Wasserstein, whose share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class B Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (a)
LAZ-MD Holdings 30 Rockefeller Plaza New York, New York 10020	1	(b)	0	(c)	—	54.1	%(d)

Natixis (e) 30 Avenue Pierre Mendes Paris, France 75013	—		2,000,000		4.3%	2.0%

Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102	—		10,937,240		23.3%	10.7%

Rainier Investment Management, Inc. 601 Union Street, Seattle, Washington 98101	—		2,993,118		6.4%	2.9%

JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017	—		2,948,669		6.3%	2.9%

(a)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(b)	Represents 100% of the Class B common stock.

(c)	The Lazard Group common membership interests issued to LAZ-MD Holdings are exchangeable for shares of our Class A common stock on a one-for-one basis. As each of these Lazard Group common membership interests is associated with an outstanding exchangeable interest issued by LAZ-MD Holdings to its members, LAZ-MD Holdings disclaims beneficial ownership of the shares of Class A common stock into which the Lazard Group common membership interests are exchangeable.

(d)	LAZ-MD Holdings holds the single outstanding share of Class B common stock, which as of March 21, 2008 represents approximately 54.1% of the voting stock of all shares of our voting stock. This single share generally will entitle our managing directors holding LAZ-MD Holdings exchangeable interests who are party to the LAZ-MD Holdings stockholders’ agreement to one vote per share of each LAZ-MD Holdings exchangeable interest held by them on a pass through basis.

(e)	The 2,000,000 shares of our Class A common stock were acquired by Natixis (as the successor entity to IXIS Corporate & Investment Bank) on May 10, 2005 as part of our IPO. Excludes 4,999,800 to 6,000,000 shares of our common stock underlying the equity security units issued to Natixis on May 10, 2005 pursuant to the Natixis investment agreement. Were Natixis to exchange these securities at the price at which the Class A common stock was trading at on February 28, 2008, it would beneficially own 6.8% of the common stock, including the shares of common stock into which the Lazard Group common membership interests are exchangeable.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows the number of shares of Class A common stock, which each director, the executive officers named in the summary compensation table and all directors and executive officers as a group have reported as owning beneficially or otherwise having a pecuniary interest in, as of March 21, 2008. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

Name of Beneficial Owner	Shares of Class A Common Stock	Percentage of Class A Common Stock	Shares of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests) (a) (b)	Percentage of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests)	Percentage of Voting Power (c)
Bruce Wasserstein (d)	1,905,537	4.1%	11,863,733	11.6%	11.6%
Ronald J. Doerfler	—	*	3,346	*	*
Dominique Ferrero (e)	2,000,000	4.3%	2,000,820	2.0%	2.0%
Steven J. Heyer	—	*	9,139	*	*
Sylvia Jay	—	*	3,669	*	*
Ellis Jones (d)	329,500	*	8,315,173	8.1%	8.1%
Vernon E. Jordan, Jr.	6,400	*	319,635	*	*
Hal S. Scott	—	*	3,912	*	*
Michael J. Turner	—	*	3,669	*	*
Michael J. Castellano	—	*	390,458	*	*
Steven J. Golub	—	*	1,475,064	1.4%	1.4%
Scott D. Hoffman	—	*	477,227	*	*
Charles G. Ward, III	—	*	1,301,527	1.3%	1.3%
All directors and executive officers as a group (thirteen persons)			17,859,013	17.5%	17.5%

*	Less than 1% beneficially owned.

(a)	For each of the named executive officers and Mr. Jordan, their share ownership in this column includes shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by such person and, in the case of Mr. Wasserstein, the Wasserstein family trusts. Voting of the LAZ-MD Holdings exchangeable interests are subject to voting provisions in the LAZ-MD Holdings stockholders’ agreement and are included in the 54.1% voting interest of LAZ-MD Holdings. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.” The interests are included on an as exchanged basis and absent an acceleration event, these interests will be exchangeable, in the case of Mr. Wasserstein, pro-rata on the third, fourth, and fifth anniversaries of our IPO, and in the case of our other named executive officers and Mr. Jordan, approximately 22% on the third anniversary, 39% on the fourth anniversary and 39% on the fifth anniversary of our IPO, in each case, assuming satisfaction of service requirements and compliance with covenants. The share ownership in this column does not include any restricted stock units issued to the named executive officers and Mr. Jordan. See “Outstanding Equity Awards at 2007 Fiscal Year End”.

(b)	This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the deferred stock units issued to our non-executive directors under Lazard’s Director Compensation Arrangement in the following aggregate amounts: Mr. Doerfler, 3,346 shares; Mr. Ferrero, 820 shares; Mr. Heyer, 9,139 shares; Lady Jay, 3,669 shares; Mr. Jones, 6,814 shares; Prof. Scott, 3,912 shares; and Mr. Turner, 3,669 shares. These deferred stock units convert to Class A common stock on a one-for-one basis after a director resigns or otherwise ceases to be a member of the Board.

(c)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(d)	Each of Mr. Wasserstein’s and Mr. Jones’ share ownership includes (i) 329,500 shares of our common stock and (ii) 7,978,859 shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests, in each case held by a Wasserstein family trust for the benefit of Mr. Wasserstein’s family and over which Mr. Wasserstein does not have control. The voting power over these shares and the exchangeable interests held by this Wasserstein family trust is vested in Mr. Jones, who is a member of our Board of Directors, and in members of Mr. Wasserstein’s family, as trustees. Neither Mr. Wasserstein nor Mr. Jones has any beneficial or other ownership interest in these shares. From time to time, Mr. Wasserstein enters into general lines of credit. Amongst the other assets that he has pledged under these lines of credit are the shares of our Class A common stock that he owns.

(e)	Includes 2,000,000 shares of our common stock that were acquired by Natixis (as the successor entity to IXIS Corporate & Investment Bank) on May 10, 2005. Excludes 4,999,800 to 6,000,000 shares of our common stock underlying the equity security units issued to Natixis on May 10, 2005 pursuant to the Natixis investment agreement. Mr. Ferrero disclaims beneficial ownership of the securities issued pursuant to the Natixis investment agreement as described in footnote (e) to the table under the caption “Beneficial Owners of More Than Five Percent”.

Compensation Discussion and Analysis

Philosophy and Objectives of Our Compensation Programs

General. Our compensation programs are designed to attract, retain, and motivate executives and professionals of the highest level of quality and effectiveness. These compensation programs focus on rewarding the types of performance that increase shareholder value, including growing revenue, retaining clients, developing new client relationships, improving operational efficiency and managing risks. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. The programs will provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations. We target annual operating revenue, earnings and total shareholder return as our key performance metrics, with a goal of keeping compensation and benefits expense at or below 57.5% of our annual operating revenue. In allocating compensation to our executive officers, managing directors and other senior professionals, the primary emphasis, in addition to our performance, is on each individual’s contribution to the Company, business unit performance and compensation recommendations of the individuals to whom participants report. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in January of each year in connection with year-end compensation decisions. The Committee directly engaged Steven Hall & Partners, LLC, an independent compensation consulting firm, to assist it with benchmarking and compensation analyses.

Competitive Compensation Considerations. Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our named executive officers, the Compensation Committee used as a benchmark an independently prepared survey regarding compensation levels in 2006 and, to the extent available, 2007, for comparable positions at The Bear Stearns Companies Inc., Black Rock, Inc., Goldman Sachs Group, Inc., Greenhill & Co., Inc., Jefferies Group, Inc., Legg Mason, Inc., Lehman Brothers Holdings Inc., Merrill Lynch & Co., Inc., and Morgan Stanley. While some of the companies listed above are larger than Lazard, we chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals.

Design of Our Compensation Programs

Compensation for each of our executive officers, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories—base salary and incentive compensation. Our incentive compensation has two components: annual cash bonus and an equity based award. Decisions with regard to incentive compensation are made in January of each year and are based on Company and individual performance in the prior fiscal year. The Compensation Committee determines and approves the total compensation package (salary, cash bonus and equity based awards) to be paid to our chief executive officer, Mr. Wasserstein. Mr. Wasserstein, in turn, makes recommendations to the Committee as to the total compensation package to be paid to the other named executive officers, which are then subject to the review and approval of the Compensation Committee. Before any year-end compensation decisions are made, the Compensation Committee reviews a comprehensive tally sheet of all elements of each named executive officer’s compensation, including unrealized gains on prior equity-based awards and potential amounts to be delivered under all post-employment scenarios.

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers, managing directors and other senior professionals in their particular roles and responsibilities. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.

Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Incentive compensation payouts can be highly variable from year to year and are generally based on our operating revenue, earnings and total shareholder return in the immediately preceding fiscal year, as well as each individual’s contribution to revenue and to the Company’s development, including business unit performance. In addition, careful attention is paid to competitive compensation practices in the financial services industry.

In January of each year a determination is made as to the total amount of incentive compensation to be paid to our managing directors and senior professionals, including our named executive officers, based on Company and individual performance in the prior fiscal year. An allocation is then made between cash and equity-based awards. In January of 2008, we applied a progressive formula based on total compensation for all of our managing directors and senior professionals, including the named executive officers, except with respect to Mr. Wasserstein, who received all of his incentive compensation in the form of an equity based award. Pursuant to this formula, as a participant’s total compensation (salary, cash bonus and equity-based award) increases, a greater percentage of his or her total compensation is composed of an equity-based award. This formula is based on a sliding scale that effectively begins at 15% for some of our associates, vice presidents and directors and generally reaches 60% for our highest paid managing directors. The remainder of an individual’s total incentive compensation award is payable in cash.

For 2007, the portion of total incentive compensation paid in equity-based compensation was awarded in the form of restricted stock units, or RSUs, granted under the 2005 Equity Incentive Plan. An RSU is a contractual right to receive a fixed number of shares of our Class A common stock upon the vesting of the RSU. The RSUs granted to our named executive officers in 2008 (which relate to 2007 performance) generally vest approximately three years after the date of grant, subject to the executive’s continued service with the Company. See “Grant of Plan Based Awards” below for a discussion of the terms of the RSUs. The purpose of the RSU awards is to maximize shareholder value by aligning the long-term interests of our senior executives with those of our shareholders. Each individual who receives an RSU becomes, economically, a long-term shareholder of Lazard, with the same interests as our other shareholders. This economic interest results because the amount a recipient ultimately realizes from an RSU depends on the value of Class A common stock when actual shares are delivered upon vesting. RSU awards also serve as an important retention mechanism for Lazard by putting a significant portion of each recipient’s compensation at risk of forfeiture if he or she leaves the firm prior to the vesting date. In exchange for their RSU awards, our named executive officers agreed to limits on their ability to compete with

Lazard or to solicit our clients and employees, which serves to protect the company’s intellectual and human capital. In addition, each of our named executive officers own considerable interests in Lazard through their holdings of LAZ-MD Holdings exchangeable interests and previous grants of RSUs. See “Beneficial Ownership of Directors, Director Nominees and Executive Officers” and “Outstanding Equity Awards at 2007 Fiscal Year-End”. As a result, we believe our executive officers have a demonstrable and significant interest in increasing shareholder value over the long term.

RSU awards are typically made at the end of January and this year were granted at the close of business after our public announcement of year-end earnings on January 30, 2008. The number of RSUs granted in 2008 (which relate to 2007 performance) was determined by dividing the dollar amount allocated to be granted as an equity based award by the closing price-per-share of the Class A common stock on the NYSE on the grant date, January 30, 2008 ($37.81). The RSUs granted in January of 2008 will generally vest on March 31, 2011.

Impact of 2007 Performance on Compensation

In setting compensation levels for our employees, we primarily consider annual operating revenue and earnings. Our goal is to limit total compensation and benefits expense to 57.5% or less of our annual operating revenue, while maintaining a competitive compensation package for our executive officers, managing directors and other senior professionals. Our ratio of compensation and benefits expense to annual operating revenue is somewhat higher than that of the companies in our comparator group for three reasons. First, many of the companies in our comparator group are engaged in businesses, such as capital markets businesses, which have a large number of employees serving in administrative and support roles that generally pay their employees lower levels of compensation relative to our business. Second, part of our business strategy is to recruit and retain proven senior professionals who have strong client relationships and industry expertise. These individuals, because of the value they bring to the Company, command higher compensation. Third, many of the companies in our comparator group generate significant amounts of revenue in their capital markets business through the utilization of capital held on their balance sheet, which tends to increase the relative size of their annual operating revenues. These three factors cause our ratio of compensation and benefits expense to annual operating revenue to appear higher than our competitors. For 2007, the Compensation Committee determined that, in light of our annual operating revenue of $2.01 billion, the target level of total compensation and benefits expense to operating revenue could be set at 55.7%, while still meeting our compensation and retention objectives. The Compensation Committee concluded that this ratio of total compensation and benefits expense to annual operating revenue was appropriate for us in light of its discussions with our executive officers, information provided by Steven Hall & Partners, LLC, and our financial performance in 2007. This represents a 26% increase in total compensation and benefits expense to $1,123.1 million for 2007 compared with $891.4 million for 2006. This increase was slightly less than our 28% increase in annual operating revenue for 2007.

Compensation For Each of Our Named Executive Officers in 2007

General. In connection with our initial public offering in May 2005, each of our named executive officers signed a retention agreement that established a guaranteed minimum level of compensation. The compensation amounts, including base salary, were negotiated at the time of the IPO and were meant to ensure that Lazard would have the services of each of the named executive officers during a critical time as we transitioned from being a private company to a public company. See “Retention Agreements with Named Executive Officers.” The base salary paid in 2007 to each of our named executive officers was the minimum required under each of their retention agreements: $4.8 million to Mr. Wasserstein; $500,000 to Mr. Castellano; $1.5 million to Mr. Golub; $600,000 to Mr. Hoffman; and $1.5 million to Mr. Ward.

The annual incentive compensation for our chief executive officer for 2007 was determined by the Compensation Committee. Annual incentive compensation for each of our other named executive officers was established based on the recommendation of our chief executive officer and approval by the Compensation Committee. While the retention agreements with each of our named executive officers establish an overall minimum level of compensation, annual cash bonuses and equity-based awards above this level were decided on a discretionary basis. Our chief executive officer reviewed with the Compensation Committee the performance of each of the named executive officers individually and their overall contribution to the Company in 2007, which was not based on any numerical targets.

Mr. Wasserstein. In determining the amount of incentive compensation to be paid to our chief executive officer, Mr. Wasserstein, the Compensation Committee considered Mr. Wasserstein’s individual performance and the Company’s overall performance in 2007, against the goals and objectives previously established for him by the Compensation Committee. These goals and objectives (which did not include numerical targets) consisted principally of:

Company Performance:

•	a review of operating revenue;

•	net income; and

•	total shareholder return.

Individual Performance:

•

evaluating his leadership and effectiveness in establishing and communicating the strategic vision necessary to position Lazard for future growth and profitability across Lazard’s businesses and regions;

•	motivating key employees and attracting and retaining new talent;

•	improving results at Lazard Asset Management;

•	facilitating European integration by improved collaboration;

•	setting financial targets and presenting a plan to achieve goals to the Board; and

•	keeping the Board informed and up-to-date regarding ongoing issues and initiatives within Lazard.

In evaluating the Company’s and Mr. Wasserstein’s performance, the Compensation Committee noted the following as set forth in our Current Report on Form 8-K filed on January 30, 2008:

•	operating revenue for the full year 2007 increased 28% to a record $2.01 billion compared to $1.57 billion for 2006; and

•	Annual net income on a fully exchanged basis increased 37% to a record $322.7 million for 2007 from $236.2 million for 2006.

•

Financial Advisory operating revenue increased 27% to a record $1.24 billion for the full year of 2007, compared to $973.4 million for 2006, including a 22% increase in M&A operating revenue to a record $969.4 million compared to $792.5 million in 2006;

•	Asset Management operating revenue increased 31% during the full year of 2007 to a record of $717.3 million, compared to $548.5 million in the full year of 2006; and

•	average annual earnings per share growth of over 20% since Lazard’s IPO in May 2005.

In addition to record setting performance, Mr. Wasserstein and his executive team made substantial investments in the future, such as:

•

the successful acquisition and integration of Carnegie Wylie & Company, one of Australia’s leading independent financial advisory firms, and Goldsmith Agio Helms & Lynner LLC, a specialist investment bank focused on financial advisory for mid-sized private companies, as well as joint ventures or business relationships in Eastern Europe and South America; and

•	the Company’s success in recruiting highly regarded senior level talent.

Other factors considered by the Compensation Committee, included:

•	the client relationships cultivated by Mr. Wasserstein and their contribution to Lazard’s overall success;

•	Mr. Wasserstein’s reputation in the financial services industry as an innovative strategic thinker, financial advisor and deal maker; and

•	under Mr. Wasserstein leadership, Lazard’s articulation of a clear mission, vision, and strategy and 2007 execution that was consistent with this strategy.

The Committee also thoroughly reviewed Lazard’s past compensation practices, the competitive compensation practices at the other firms included in our comparator group and the unique value that Mr. Wasserstein brings to the Lazard franchise. Based on this review the Compensation Committee decided to award Mr. Wasserstein $36.2 million in incentive compensation payable entirely in RSUs valued at the closing price per share of our Class A common stock on the NYSE on January 30, 2008 ($37.81). The Compensation Committee believed that it was important for Mr. Wasserstein to remain focused on (and that his 2007 compensation continue to be dependent on) Lazard’s long-term performance. The Committee believed that this RSU award, together with Mr. Wasserstein’s other equity interests in Lazard, achieved that objective.

The following table shows the base salary and incentive compensation paid to Mr. Wasserstein for his performance in 2007 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table primarily through showing the full grant date value of the RSUs awarded on January 30, 2008, which related to 2007 performance but are not reflected in the Summary Compensation Table because they were granted after the end of our 2007 fiscal year. In addition, the “Change in Pension Value” column and the “All Other Compensation” column are omitted, as they were not material elements of Mr. Wasserstein’s compensation.

			Incentive Compensation
	Year	Salary	Annual Cash Bonus	Restricted Stock Unit Awards	Total Compensation
Bruce Wasserstein	2007	$4,800,000	—	$36,200,000	$41,000,000

Other Named Executive Officers. In determining annual incentive compensation for Mr. Golub, as vice chairman of Lazard and chairman of the financial advisory group, and Mr. Ward, as president of Lazard and chairman of the asset management group, Mr. Wasserstein noted the role that each individual plays in the Lazard organization, maintaining a balance between their leadership and administrative responsibilities within the firm, while continuing to cultivate important client relationships. These client relationships have lead to specific engagements that have contributed to the Company’s overall revenue growth in 2007. In making a recommendation on incentive compensation for each of Messrs. Golub and Ward, Mr. Wasserstein reviewed total revenue generated from each of their particular client relationships, each executive’s positioning on an internal pay equity scale vis-à-vis other managing directors within Lazard, and the competitive compensation practices at the other firms included in our comparator group. The tracking of revenue back to particular client relationships was an important factor considered in differentiating incentive compensation among Lazard’s managing director group. Based on Mr. Wasserstein’s recommendation, the Compensation Committee approved the following incentive compensation for each of Mr. Golub and Mr. Ward for their performance in 2007: Mr. Golub was paid a cash bonus of $4.5 million and received an RSU award valued at $10 million; and Mr. Ward was paid a cash bonus of $1.3 million and received an RSU award valued at $4.2 million. The RSUs awarded to Mr. Golub and Mr. Ward constituted approximately 62.5% and 60% of their total compensation (salary, bonus and equity award), respectively.

In determining incentive compensation for Mr. Castellano and Mr. Hoffman, Mr. Wasserstein noted that each provides significant leadership to Lazard in their roles as chief financial officer and general counsel, respectively. Mr. Castellano has overall responsibility for corporate finance and accounting at Lazard on a worldwide basis, and Mr. Hoffman oversees legal and compliance, human resources and public relations and communications. Mr. Wasserstein noted that both executives have been tasked with primary responsibility for establishing and implementing uniform internal policies within Lazard, so that other members of senior management can focus on building the Lazard franchise and cultivating client relationships. In making a recommendation on incentive compensation for Mr. Castellano, Mr. Wasserstein noted his contribution to the overall strength of the firm and his increasing responsibilities as head of the firm’s corporate finance strategy. With respect to Mr. Hoffman, Mr. Wasserstein noted his wide-ranging responsibility in overseeing legal operations worldwide, human resources and public relations; his role as lead counsel and negotiator in the acquisition of Carnegie Wylie & Company and Goldsmith Agio Helms, and the firm’s other joint ventures and alliances; and the intangible benefit to the firm of having an attorney of Mr. Hoffman’s caliber providing counsel to the firm on both legal and business matters. Based on Mr. Wasserstein’s recommendation, the Compensation Committee approved the following incentive compensation for each of Mr. Castellano and Mr. Hoffman for their performance in 2007: Mr. Castellano was paid a cash bonus of $1.6 million and received an RSU award valued at $900,000; Mr. Hoffman was paid a cash bonus of $1.9 million and received an RSU award valued at $1.5 million. The RSUs awarded to Mr. Castellano and Mr. Hoffman constituted approximately 30% and 37.5% of their total compensation (salary, bonus and equity award), respectively.

The following table shows the base salary and incentive compensation paid to Messrs. Castellano, Golub, Hoffman and Ward for their performance in 2007 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table primarily through showing the full grant date value of the RSUs awarded on January 30, 2008, which related to 2007 performance but are not reflected in the Summary Compensation Table because they were granted after the end of our 2007 fiscal year. In addition, the “Change in Pension Value” column and the “All Other Compensation” column, are omitted as they were not material elements of each of the named executives’ compensation.

			Incentive Compensation
	Year	Salary	Annual Cash Bonus	Restricted Stock Unit Awards	Total Compensation
Michael J. Castellano	2007	$500,000	$1,600,000	$900,000	$3,000,000
Steven J. Golub	2007	$1,500,000	$4,500,000	$10,000,000	$16,000,000
Scott D. Hoffman	2007	$600,000	$1,900,000	$1,500,000	$4,000,000
Charles G. Ward, III	2007	$1,500,000	$1,300,000	$4,200,000	$7,000,000

Pursuant to the applicable disclosure rules, the value of the RSUs reported in the Summary Compensation Table for each of our named executive officers, including Mr. Wasserstein, is based on the dollar amount of compensation expense that is recognized in our consolidated financial statements for fiscal 2007 based on FAS No. 123R. Consequently, the Summary Compensation Table does not reflect the amortization relating to the RSU awards that were granted in January, 2008.

In October 2007, Lazard Funding Limited LLC (“Lazard Funding”), a wholly-owned subsidiary of Lazard Group, formed a special purpose acquisition company, Sapphire Industrials Corp., for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses. In connection with the formation of Sapphire, Lazard Funding and each member of Sapphire’s board of directors (including Mr. Ward) purchased an aggregate of 23,000,000 founder units (with such number of units giving effect to the split of the units that occurred on January 17, 2008) for an aggregate purchase price of $143,750. Mr. Ward, as a member of the Sapphire board, purchased 306,667 founder units for a purchase price of $1,916.67. Approximately 13% of these founder units were redeemed by Sapphire at the original purchase price. Each founders’ unit consists of one share of Sapphire common stock and one warrant to purchase one share of Sapphire common stock. On January 24, 2008, Sapphire completed an initial public offering (the “Sapphire IPO”), raising $800 million through the sale of 80 million units at an offering price of $10.00 dollars per unit. Lazard Funding and the Sapphire board members continue to hold Sapphire units. For more information on Mr. Ward’s founder units, please see the final prospectus for the Sapphire IPO, which is publicly available through the SEC’s internet site at http://www.sec.gov/Archives/edgar/data/1414255/000119312508008967/d424b4.htm. The Sapphire prospectus and the information contained therein is not incorporated by reference into this proxy statement.

Perquisites. In 2007, the Company provided a limited number of perquisites, with each of our named executive officers receiving less than $10,700 in perquisite compensation. Each of our managing directors, including the named executive officers, are responsible for paying the full premiums for any health insurance provided through the firm and do not receive any matching contributions from the Company on their personal contributions to Lazard’s 401(k) plan. Our managing directors, including the named executive officers, are the beneficiaries of a Company provided life insurance and excess liability insurance policy. Mr. Wasserstein reimburses the Company for personal use of a car and driver provided by Lazard based on the incremental cost of such use to the Company. Lazard also holds a fractional interest in a private aircraft. From time to time Mr. Wasserstein uses this aircraft for personal reasons and reimburses the Company at the incremental cost of such use. Each of our managing directors, including the named executive officers, are entitled to have their year-end personal tax returns prepared by our tax department. Messrs. Castellano, Golub and Hoffman have availed themselves of this benefit, while Mr. Wasserstein and Mr. Ward have chosen to use and pay for their own tax advisors. This perquisite has been an historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Post-Employment Benefits. Each of Mr. Golub and Mr. Hoffman has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Hoffman has accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable officer’s becoming a managing director of Lazard. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $18,852 for Mr. Hoffman. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005 and no additional benefits will be paid to any of our named executive officers. Messrs. Wasserstein, Castellano and Ward do not participate in any of these plans. See “Pension Benefits”.

Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination of employment prior to May 10, 2008 (or December 31, 2012, in the case of Mr. Wasserstein) by us other than for cause or, except in the case of Mr. Wasserstein, by the named executive officer for good reason (we refer to these as a “qualifying terminations”). We provide for such severance payments on the condition that the departed executive not compete with us, solicit our clients and employees, or take other actions that harm our business for specified periods. Except in the case of Mr. Wasserstein, the level of the severance benefits depends on whether the qualifying termination occurs prior to or following a change in control of Lazard Ltd, with qualifying terminations following a change of control triggering an enhanced benefit. In addition, each retention agreement with a named executive officer provides that in the event that the named executive officer’s receipt of any payment made by us under the retention agreement or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or the “Code”, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed. The events giving rise to a severance payment as well as the amount of the payments under the retention agreements were negotiated terms and based on common industry practice for agreements of this kind at the time they were negotiated. See “Retention Agreements with Named Executive Officers – Payments and Benefits Upon Certain Terminations of Service” and see “Potential Payments Upon Termination or Change in Control” for an estimate of potential payouts under each scenario.

In general, non-vested RSUs are forfeited by our named executive officers upon termination of employment, except in limited cases such as disability or a termination by the Company other than for “cause”. In the event of a change of control of Lazard Ltd, any unvested RSUs automatically vest, without regard to whether the executive officer is terminated. See “Outstanding Equity Awards at 2007 Fiscal Year-End”. In this way, our named executive officers can realize value from their equity awards in the same way as shareholders in connection with the change of control transaction, and thus encourage our named executive officers to consider and support transactions that might benefit shareholders.

New Employment Agreement with Mr. Wasserstein

In October 2007, the Compensation Committee commenced discussions with Mr. Wasserstein regarding his future with Lazard. Recognizing that Mr. Wasserstein’s existing three year commitment to Lazard would expire in May 2008 (the third anniversary of our IPO), the Compensation Committee, the Board of Directors and Mr. Wasserstein discussed various arrangements pursuant to which Mr. Wasserstein would remain as our Chairman and Chief Executive Officer following May 2008. After extensive deliberation and negotiation, these discussions resulted in a new employment agreement with Mr. Wasserstein in January 2008. In connection with the new agreement, Mr. Wasserstein has indicated that he intends to remain as our Chairman and Chief Executive Officer for the five year period ending December 31, 2012.

To provide proper economic incentives, as part of the new arrangement, the Board of Directors granted 2,700,000 RSUs to Mr. Wasserstein on January 29, 2008 under our 2005 Equity Incentive Plan (the “Retention Award”). The Retention Award generally will vest entirely on December 31, 2012, at the end of the five year period. The Retention Award will be forfeited, however, if Mr. Wasserstein’s employment is terminated on or prior to December 31, 2012 (unless terminated as a result of death or disability or as a result of a termination by us without cause). The Retention Award also will vest upon certain changes in control of Lazard.

The Retention Award is intended to constitute a significant part of Mr. Wasserstein’s compensation for each of the years in the five year period ending December 31, 2012. Except as discussed above and as detailed in the agreement, Mr. Wasserstein must remain at Lazard, however, through the end of the five year period to receive the Retention Award. In addition, the new agreement with Mr. Wasserstein provides that his base salary will be decreased to $900,000 per annum and that any additional compensation or bonuses to Mr. Wasserstein during the five year period will be at the discretion of the Compensation Committee and the Board of Directors.

The Compensation Committee and the Board of Directors were assisted in their review and deliberations by Steven Hall & Partners, LLC. In setting the compensation, the Committee considered, among other factors:

•	Mr. Wasserstein’s individual performance since our IPO, including his leadership abilities and contribution to our success;

•	the Company’s overall performance since our IPO, including our record annual and fourth quarter net income for 2007;

•

the compensation paid to a comparator group of chief executive officers at similar firms, including The Bear Stearns Companies Inc., BlackRock, Inc., The Goldman Sachs Group, Inc., Greenhill & Co. Inc., Merrill Lynch & Co., Inc., and Morgan Stanley, and discussed the compensation practices of publicly traded private equity firms and hedge funds;

•	the unique value that a chief executive officer of Mr. Wasserstein’s standing, experience and demonstrated performance brings to the Lazard franchise; and

•	Mr. Wasserstein’s willingness to make a five-year commitment and the benefits that could be derived from such stability among senior management.

Accounting and Tax Considerations

Section 162(m) of the Code limits deductions by corporations for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. At the present time, Lazard is eligible for an exemption from the provisions of Section 162(m). As a result, Section 162(m) of the Code has had no financial impact on Lazard and was not considered by the Compensation Committee in its year-end decision making process.

Conclusion

Our compensation program is designed to permit the Company to provide our executive officers, managing directors and other senior professionals with total compensation that is linked to our performance and reinforces the alignment of employee and shareholder interests. At the same time it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain these employees who are vital to the continued success of Lazard and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2007, as well as our goal of keeping compensation and benefits expense at or below 57.5% of our annual operating revenue.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

Compensation of Executive Officers

The following table contains information with respect to the chief executive officer, chief financial officer, and the three other most highly compensated executive officers of Lazard Ltd, collectively referred to as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary			Bonus			Restricted Stock Unit Awards (a)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)		All Other Compensation (c)			Total
Bruce Wasserstein Chairman and Chief Executive Officer	2007 2006	$ $	4,800,000 4,800,000			— —		$ $	7,059,774 2,238,222		— —	$ $	1,618 1,745		$ $	11,861,392 7,039,967

Michael J. Castellano Chief Financial Officer	2007 2006	$ $	500,000 500,000		$ $	1,600,000 1,550,000		$ $	181,278 60,434		— —	$ $	10,698 11,703	(d) (d)	$ $	2,291,976 2,122,137

Steven J. Golub Vicec Chairman Lazard Ltd, Chairman of Financial Advisory Group	2007 2006	$ $	1,500,000 1,500,000		$ $	4,500,000 4,900,000		$ $	2,893,509 984,819	$ $	0 1,968	$ $	9,563 11,134	(d) (d)	$ $	8,903,072 7,397,921

Scott D. Hoffman General Counsel	2007 2006	$ $	600,000 600,000		$ $	1,900,000 1,775,000		$ $	241,013 73,858	$ $	0 3,597	$ $	10,018 10,280	(d) (d)	$ $	2,751,031 2,462,735

Charles G. Ward, III (e) President—Lazard Ltd, and Chairman of the Asset Management Group	2007 2006	$ $	1,500,000 1,500,000	(f)	$ $	1,300,000 1,500,000	(f)	$ $	378,934 111,907		— —	$ $	1,618 1,745		$ $	3,180,552 3,113,652

(a)	The value of the RSUs reported in the Summary Compensation Table is based on the dollar amount that is recognized in our financial statements for each fiscal year shown above under FAS No. 123R, as required under SEC rules for compensation disclosure in proxy statements. See Note 14 of Notes to the Consolidated Financial Statements contained in Lazard’s 2007 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the RSUs. For information on the grant date fair value of RSU awards made during fiscal 2008 that relate to 2007 performance, see “Compensation Discussion and Analysis—Compensation For Each of Our Named Executive Officers in 2007.”

(b)	Represents the aggregate change in actuarial present value of the listed officer’s accumulated benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and in the case of Mr. Hoffman, a related supplemental defined-benefit pension plan. The actuarial present value decreased in 2007 compared to 2006 because benefit accruals under both of these plans were frozen for all participants effective January 31, 2005 and the discount rate used in the calculations increased from 5.50% to 6.50%.

(c)	Each of our named executive officers is the beneficiary of a Company provided life insurance and excess liability insurance policy.

We make available to Mr. Wasserstein a car and driver, as well as a private aircraft in which Lazard holds a fractional interest. Mr. Wasserstein reimburses the firm for personal use of both the car and driver and the private aircraft at the incremental cost of such use to the Company.

(d)	Perquisite compensation for Messrs. Castellano, Golub and Hoffman include the incremental cost to the Company of providing U.S. tax advice and preparation of year-end personal tax returns.

(e)	In connection with the formation of Sapphire, Lazard Funding and each member of Sapphire’s board of directors (including Mr. Ward) purchased an aggregate of 23,000,000 founder units (with such number of units giving effect to the split of the units that occurred on January 17, 2008) for an aggregate purchase price of $143,750. Mr. Ward, as a member of the Sapphire board, purchased 306,667 founder units for a purchase price of $1,916.67. Approximately 13% of these founder units were redeemed by Sapphire at the original purchase price. Each founders’ unit consists of one share of Sapphire common stock and one warrant to purchase one share of Sapphire common stock.

(f)	In fiscal 2006, LFCM Holdings LLC reimbursed an aggregate of $500,000 of Mr. Ward’s salary and bonus for services that Mr. Ward rendered to LFCM Holdings as its chairman. Mr. Ward resigned as the chairman of LFCM Holdings LLC on November 8, 2006.

Grants of Plan Based Awards

The following table provides information about RSUs granted to each of the Named Executive Officers during fiscal 2007, which relate to 2006 performance. For information on the grant date fair value of RSU awards made during fiscal 2008 that relate to 2007 performance, see “Compensation Discussion and Analysis — Compensation For Each of Our Named Executive Officers in 2007.”

Named Executive Officer	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units
Bruce Wasserstein	January 23, 2007	359,425	$18,000,000
Michael J. Castellano	January 23, 2007	8,986	$450,000
Steven J. Golub	January 23, 2007	141,773	$7,100,000
Scott D. Hoffman	January 23, 2007	12,480	$625,000
Charles G. Ward, III	January 23, 2007	19,968	$1,000,000

The RSUs included in the table above were granted under our 2005 Equity Incentive Plan and represent a contingent right to receive an equivalent number of shares of Class A common stock. The RSUs shown in the table were valued as of the grant date, January 23, 2007, by multiplying the number of RSUs awarded to each named executive officer by the closing price-per-share of the Class A common stock on the NYSE on that date ($50.08). The RSUs relate to 2006 performance and will vest 50% on March 31, 2010 and 50% on March 31, 2011. Each of our named executive officers signed an RSU agreement in connection with their award. In general, these agreements provide that non-vested RSUs are forfeited on termination of employment, except in limited cases such as disability or a termination by the Company other than for “cause”. In the event of a “Change in Control” (as defined in the 2005 Equity Incentive Plan), any unvested but outstanding RSUs automatically will vest. All RSUs receive dividend equivalents at the same rate that dividends are paid on shares of Class A common stock. These dividends are credited in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate. In addition, the RSU agreements contain standard covenants, including among others, noncompetition and nonsolicitation of clients.

Bonus Plan

To align employee and shareholder interests, we adopted the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. The Compensation Committee has full and direct responsibility and authority for determining our Chief Executive Officer’s compensation under the plan. The Committee reviews and approves the recommendations of our Chief Executive Officer with regard to the compensation of our other named executive officers under the plan. Subject to overall compensation limits as determined from time to time and, with respect to plan participants, the terms of the plan, our Chief Executive Officer has responsibility for determining the compensation of all employees except as provided above.

Participants in the plan are designated during the first three months of each fiscal year, although participants may be added or removed at any time prior to payment of bonuses for the fiscal year. The actual size of the bonus pool is determined at the end of each fiscal year, taking into account our results of operations, shareholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual incentive payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account, and it is currently based on our target ratio of compensation and benefits expense to operating revenue of 57.5%. The bonus pool is allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year, and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable under the bonus plan are satisfied in cash and through equity awards granted under the 2005 Equity Incentive Plan.

Retention Agreements with Named Executive Officers

Each of the our named executive officers have entered into a retention agreement with Lazard. Generally, the provision of services under the retention agreements is terminable by either party upon three months notice, and the agreements also contain the following terms and conditions:

Compensation and Employee Benefits. The retention agreement with each of Messrs. Wasserstein and Golub provides for a guaranteed level of compensation during the term of each such agreement, which term continues until May 10, 2008, in the case of Mr. Golub, and December 31, 2012, in the case of Mr. Wasserstein. The retention agreement with each of Messrs. Castellano, Hoffman and Ward provides for a guaranteed level of compensation through the 2007 calendar year, in each case, so long as the applicable named executive officer continues to provide services to us. Mr. Wasserstein is eligible to receive an annual base salary of no less than $900,000 until December 31, 2012, and each of Messrs. Castellano, Golub, Hoffman and Ward are eligible to receive a guaranteed total compensation amount for each of 2005, 2006 and 2007 (and until May 10, 2008 for Mr. Golub) of no less than $2 million, $3 million, $2.25 million and $3 million, respectively, with at least $500,000, $1.5 million, $600,000 and $1.5 million, respectively, of such guaranteed total compensation amount payable as annual base salary, except that the guaranteed compensation amount for Mr. Ward can be reduced in connection with reductions applicable to the majority of our deputy chairmen.

In addition, Mr. Wasserstein’s agreement provides that until December 31, 2012, he will participate in the employee benefit plans and programs generally applicable to our most senior executives on terms no less favorable than those provided to such senior executives, except that his participation in equity-related, bonus, incentive, profit sharing or deferred compensation plans will require the consent of our Board of Directors or its Compensation Committee, and provides in addition that he will be entitled to perquisites and fringe benefits no less favorable than those provided to him by Lazard Group LLC immediately prior to January 29, 2008, to the extent not inconsistent with our policies as in effect from time to time, which perquisites and fringe benefits are similar to those customarily provided to chief executive officers. The retention agreements with each of Messrs. Castellano, Golub, Hoffman and Ward provide that they will be entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

Payments and Benefits Upon Certain Terminations of Service. Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination prior to May 10, 2008 (or December 31, 2012, in the case of Mr. Wasserstein), by us other than for cause or, except in the case of Mr. Wasserstein, by the named executive officer for good reason (which we refer to below as a “qualifying termination”). Except with respect to Mr. Wasserstein, the level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd.

In the event of a qualifying termination of Mr. Wasserstein’s employment or, prior to a change in control, the qualifying termination of any other named executive officer, the executive generally would be entitled to receive in a lump sum (1) any unpaid base salary accrued through the date of termination, (2) any earned but unpaid bonuses for years completed prior to the date of termination, (3) a prorated bonus for the year of termination (other than Mr. Wasserstein) and (4) a severance payment (other than Mr. Wasserstein) in the following amounts: Messrs. Castellano, Golub, Hoffman and Ward, one-and-a-half times (two times in the case of Mr. Golub) the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. Upon such a qualifying termination, the named executive officer and his eligible dependents would generally continue to be eligible to participate in our medical and dental benefit plans, on the same basis as in effect immediately prior to the executive’s date of termination (which currently requires the named executive officer to pay the full cost of the premiums), for the following periods: for Mr. Wasserstein, for the remainder of his life and the life of his current spouse; for Mr. Golub, until the second anniversary of the termination of service; for each of Messrs. Castellano, Hoffman and Ward, for a period of 18 months following the date of termination of service. The period of such medical and dental benefits continuation would generally be credited towards the named executive officer’s credited age and service for purpose of our retiree medical program.

Except with respect to Mr. Wasserstein, in the event of a qualifying termination of a named executive officer on or following a change in control, the named executive officer would receive the severance payments and benefits described in the preceding paragraph, except that the severance payments would be in the following amounts: Messrs. Castellano, Golub, Hoffman and Ward, three times the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. In addition, each of the named executive officers and his eligible dependents would be eligible for continued participation in our medical and dental benefit plans and receive age and service credit, as described above, except the applicable period for each of Messrs. Castellano, Golub, Hoffman and Ward would be 36 months following the date of termination of service.

The retention agreement with Mr. Wasserstein provides that in the event his service is terminated due to his death or disability, he and/or his current spouse, as applicable, would continue to be eligible for the medical and dental benefits described above.

The retention agreement with Mr. Golub provides that if his service terminates due to his death or disability prior to May 10, 2008 or upon the expiration of his agreement on May 10, 2008, he would be entitled to a prorated bonus for the year of termination.

Change in Control Excise Tax Gross-up. Each retention agreement with a named executive officer provides that in the event that the named executive officer’s receipt of any payment made by us under the retention agreement or otherwise are subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

Noncompetition and Nonsolicitation of Clients. While providing services to us and during the three-month period following termination of the named executive officer’s services to us (one-month period in the event of such a termination by us without cause), the named executive officer may not:

•

perform services in a line of business that is similar to any line of business in which the named executive officer provided services to us in a capacity that is similar to the capacity in which the named executive officer acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”),

•	acquire an ownership or voting interest of 5% or more in any competitive enterprise, or

•

solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the named executive officer’s services, the named executive officer may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The named executive officer is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked, provided that such actions and things do not materially interfere with other employment or professional activities of the named executive officer. In addition, while providing services to us and thereafter, the named executive officer generally may not disparage us, and before and during the three-month notice period prior to termination, the named executive officer is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Provisions Relating to the Reorganization and Restrictive Covenants. Generally, the retention agreements with the named executive officers contain restrictive covenants and provisions that are substantially similar. However, the scope of the covenants applicable to Mr. Wasserstein limiting his ability to compete with us and to solicit our clients are generally more restrictive than those applicable to our other named executive officers, although Mr. Wasserstein may continue his relationship with and ownership interest in Wasserstein & Co., LP on terms consistent with past practice without violating these covenants, so long as such activities do not significantly interfere with his performance of his duties as our chairman and chief executive officer. In addition, the nondisparagement provision between Mr. Wasserstein and us generally prohibits us from disparaging Mr. Wasserstein.

In addition, a termination by the named executive officer for good reason would be treated as a termination by us without cause for purposes of the duration of the restrictive covenants and the provisions governing the timing of exchangeability of LAZ-MD Holdings LLC exchangeable interests into shares of our Class A common stock.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information about number and value of RSUs held by the Named Executive Officers as of December 31, 2007. The market value of the RSUs was calculated based on the closing price of the Lazard Class A common stock on the NYSE on December 31, 2007 ($40.68).

Named Executive Officer	Number of Restricted Stock Units That Have Not Vested (1)	Market Value of Restricted Stock Units That Have Not Vested
Bruce Wasserstein	654,685	$26,632,586
Michael J. Castellano	16,953	$689,648
Steven J. Golub	271,564	$11,047,224
Scott D. Hoffman	22,228	$904,235
Charles G. Ward, III	34,746	$1,413,467

(1)	RSUs are typically granted under Lazard’s 2005 Equity Incentive Plan in January of each year and relate to the prior year’s performance. In fiscal 2007, RSU awards were granted to each of the named executive officers on January 23, 2007 and will vest 50% on March 31, 2010 and 50% on March 31, 2011.

Pension Benefits

The following table provides information with respect to Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Mr. Golub and Mr. Hoffman has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Mr. Hoffman has accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $18,852 for Mr. Hoffman. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the applicable officer’s becoming a managing director of Lazard. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, see Note 16 of Notes to Lazard’s Consolidated Financial Statements contained in its 2007 Annual Report on Form 10-K. Messrs. Wasserstein, Castellano and Ward do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Steven J. Golub	Lazard Frères & Co. LLC Employees’ Pension Plan	2	$35,799	$0

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$31,434	$0

	Supplemental Defined-Benefit Pension Plan	5	$26,331	$0

(1)	Messrs. Golub and Hoffman have been employed by Lazard for 23 and 14 years, respectively, and became managing directors in 1986 and 1999, respectively, at which point they ceased accruing benefits under these plans.

(2)	In calculating the present value of accumulated benefits outlined above, Mr. Hoffman and Mr. Golub are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Mr. Hoffman only). The interest and mortality used to determine the Employees’ Pension Plan present value is 6.5% for all years and the 1994 Group Annuity Mortality Table (with 5 years improvement) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 5.0% interest rate and the mortality outlined in IRS Revenue Ruling 2001-62. A 6.5% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2007.

Potential Payments Upon Termination or Change-in-Control

As described above, each of our named executive officers have entered into retention agreements with Lazard and received RSU awards pursuant to Lazard’s 2005 Equity Incentive Plan. Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination prior to May 10, 2008 (or prior to December 31, 2012, in the case of Mr. Wasserstein) by us other than for cause or, except in the case of Mr. Wasserstein, by the named executive officer for good reason. Except with respect to Mr. Wasserstein, the level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd. For a discussion of the severance benefits provided pursuant to the retention agreements, see “Retention Agreements with Named Executive Officers.” In the event of a change in control of Lazard Ltd, all RSUs granted under the 2005 Equity Incentive Plan will automatically vest. The following table shows the potential payments that would be made by Lazard to each of the named executive officers assuming that such officers’ employment with Lazard terminated, or a change in control occurred, on December 31, 2007 under the circumstances outlined in the table. For purposes of this table, the price of Lazard Class A common stock is assumed to be $40.68, which was the closing price on December 31, 2007.

	Prior to a Change in Control						On or After a Change in Control
Named Executive Officer	Death or Disability		Involuntary Termination without “Cause”		Resignation for “Good Reason”		No Termination of Employment		Death or Disability		Involuntary Termination without “Cause” or Resignation for “Good Reason”
Bruce Wasserstein* Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 26,632,586 36,200,000 —	$ $	9,600,000 26,632,586 — —		$9,600,000 — — —	$ $	— 26,632,586 — 4,243,852	$ $ $	— 26,632,586 36,200,000 4,243,852	$ $ $	14,400,000 26,632,586 — 12,389,109
Michael J. Castellano Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 689,648 2,500,000 —	$ $ $	3,450,000 689,648 1,500,000 —	$ $	3,450,000 — 1,500,000 —	$	— 689,648 — —	$ $	— 689,648 2,500,000 —	$ $ $ $	6,900,000 689,648 1,500,000 2,973,381

Steven J. Golub Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 11,047,224 14,500,000 —	$ $ $	21,100,000 11,047,224 1,500,000 —	$ $	21,100,000 — 1,500,000 —	$	— 11,047,224 — —	$ $	— 11,047,224 14,500,000 —	$ $ $ $	31,650,000 11,047,224 1,500,000 18,251,076
Scott D. Hoffman Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 904,235 3,400,000 —	$ $ $	4,050,000 904,235 1,650,000 —	$ $	4,050,000 — 1,650,000 —	$	— 904,235 — —	$ $	— 904,235 3,400,000 —	$ $ $ $	8,100,000 904,235 1,650,000 3,709,800

Charles G. Ward, III Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 1,413,467 5,500,000 —	$ $ $	5,625,000 1,413,467 1,500,000 —	$ $	5,625,000 — 1,500,000 —	$	— 1,413,467 — —	$ $	— 1,413,467 5,500,000 —	$ $ $ $	11,250,000 1,413,467 1,500,000 4,618,540

*	In accordance with the applicable regulations of the SEC, the amounts for Mr. Wasserstein do not reflect the provisions of the amended and restated retention agreement entered in January 2008.

(1)	Valuation of all RSUs awards is based upon the full value of the underlying Lazard Class A common stock at the close of business on December 31, 2007, without taking into account any discount for the present value of such awards. Upon a change in control, all RSU awards immediately vest in full.

(2)	Upon death, all RSU awards vest upon the earlier of 30 days or the scheduled vesting date. Upon disability, or a termination without “Cause”, RSUs will continue to vest on their scheduled vesting date, which for 2007 awards is 50% on March 31, 2010 and 50% on March 31, 2011 and for 2006 awards is 100% on March 31, 2010. See Footnote (1) to the “Outstanding Equity Awards at 2007 Fiscal Year-End” table.

(3)	Under the terms of the 2005 Bonus Plan, upon death or disability, each named executive officer may receive a pro-rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2007 death or disability, all named executive officers were assumed to have received their full incentive compensation award for 2007 (annual cash bonus plus value of RSU award).

Pursuant to their retention agreements, Messrs. Castellano, Golub, Hoffman and Ward are entitled to a pro-rata bonus payment in the event of their involuntary termination without “Cause” or resignation for “Good Reason”. Under such circumstances we have assumed that each would receive the minimum payment required under their retention agreements.

(4)	Amounts represent the amount needed to pay each named executive officer in order to satisfy their excise tax obligations under Section 280G of the Internal Revenue Code, which imposes an excise tax on certain payments made in connection with a change in control of the Company, and any additional tax cost related to the gross-up payment, assuming that a change in control of the Company and a qualifying termination of employment occurred on December 31, 2007. Amounts were determined in accordance with Section 280G and the regulations issued thereunder, assuming a regular income tax rate ranging from 43.7% to 44.6% based on each named executive officer’s work location and personal residence, each named executive officer’s Lazard compensation for the period from 2002-2006 and an interest rate equal to 4.91%.

If a named executive officer voluntarily resigns or retires from Lazard without “good reason” or is terminated by Lazard for cause, he will not be entitled to receive any severance payments from Lazard and any unvested RSUs will be forfeited.

With respect to a termination for cause of a named executive officer other than Mr. Wasserstein, the term “cause” shall mean: (A) conviction of, or a guilty plea to, a felony, or of any other crime that legally prohibits the named executive officer from working for Lazard; (B) a breach of a regulatory rule that materially adversely affects the named executive officer’s ability to perform his duties for Lazard; (C) willful and deliberate failure on the part of the named executive officer (i) to perform his employment duties in any material respect or (ii) to follow specific reasonable directions received from Lazard; or (D) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to Lazard or any of its affiliates. Notwithstanding the foregoing, with respect to the events described in clauses (B) and (C)(i) hereof, the named executive officer’s acts or failure to act shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the chief executive officer of Lazard or the Board of Directors of Lazard or a more senior executive officer of Lazard.

With respect to a termination for cause under Mr. Wasserstein’s retention agreement in effect on December 31, 2007, the term “cause” means: (i) that he is convicted of, or pleads guilty to, a felony; (ii) that he has engaged in gross neglect or willful misconduct in carrying out his duties, which results in material economic harm to Lazard; or (iii) an act or failure to act which, under the provisions of applicable law, disqualifies Mr. Wasserstein from acting as the chief executive officer of the Company or as a director of the Company.

With respect to a termination by a named executive officer for “good reason,” the retention agreements in effect on December 31, 2007 define “good reason” as: (i) the assignment of the named executive officer to any duties inconsistent in any material respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of May 10, 2005, or any other action by Lazard which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of May 10, 2005, (ii) a material breach by Lazard of the terms of the retention agreements, or (iii) except with respect to Mr. Wasserstein, any requirement that the named executive officer’s principal place of employment be relocated to a location that is more than 30 miles from the named executive officer’s principal place of employment as of the date hereof.

The term “change in control” as used in the retention agreements in effect on December 31, 2007 and in the 2005 Equity Incentive Plan shall mean any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 20% or more of either (A) the then-outstanding shares of Common Stock (treating, for this purpose, the then-outstanding Class II interests of LAZ-MD Holdings LLC (“Class II interests”) as shares of Common Stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Company Common Stock”), assuming the full exchange of all of the then-outstanding Class II interests for shares of Common Stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Class II Interests for shares of Company Common Stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the Board of Directors of the resulting corporation were members of the Incumbent Board, and after which no Person owns 20% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Exchange Act. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2007 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction, and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

On May 10, 2005, as part of our initial public offering of Class A common stock, we completed a series of financing transactions the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of its historical partners. In the discussions below, we refer to these financing transactions and the IPO, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its fund management activities outside of France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

LAZ-MD Holdings controls Lazard Ltd. As of March 21, 2008, LAZ-MD Holdings owned approximately 54.1% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock and is thereby able to control the election of Lazard Ltd’s directors. Through its control of Lazard Ltd, LAZ-MD Holdings controls Lazard Group. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the separation, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former working members of Lazard Group, including our managing directors and named executive officers, who are members of LAZ-MD Holdings. A managing director of Lazard Freres & Co LLC, a wholly owned subsidiary of Lazard Group, is the chairman of LFCM Holdings. LFCM Holdings reimbursed us $1.5 million for a portion of his salary and bonus in 2007 for services that he rendered to LFCM Holdings as its chairman.

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

On June 21, 2007, Lazard Group completed an offering of $600 million aggregate principal amount of its 6.85% senior notes due June 15, 2017 (the “Notes”). The initial purchasers in the offering were Goldman, Sachs & Co., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lazard Capital Markets LLC. The Notes were offered by the initial purchasers to qualified institutional buyers in reliance on Rule 144A under the

Securities Act of 1933, as amended, at an offering price of 99.702% of the principal amount of the Notes. The purchase price paid by the initial purchasers was 99.052% of the principal amount of the Notes and was negotiated with Goldman Sachs, Citigroup Global Markets and J.P. Morgan Securities, as representatives of the several initial purchasers, on an arms-length basis. Goldman, Sachs, Citigroup Global Markets and J.P. Morgan Securities purchased 90% of the Notes and Lazard Capital Markets LLC purchased the remaining 10%. Lazard Capital Markets earned revenue, net of estimated expenses, of approximately $356,000 from the sale of the Notes. This offering, including the selection of Lazard Capital Markets LLC as an initial purchaser, was approved by our Board of Directors. Pursuant to the Business Alliance Agreement with LFCM Holdings (described below), we received approximately half of the initial purchaser discount allocated to Lazard Capital Markets, a subsidiary of LFCM Holdings, in connection with this offering. See “—Business Alliance Agreement.”

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions, as well as any amendments thereto. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the license agreement,

•	the administrative services agreement,

•	the business alliance agreement, and

•	the tax receivable agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd.

In general, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into Amendment No. 1 to the master separation agreement (the “amendment”). The amendment modified the provisions of the master separation agreement relating to the exchange terms of the LAZ-MD Holdings exchangeable interests. The modifications included the following:

•

An exchange of LAZ-MD Holdings exchangeable interests may be conditioned upon the actual sale of all or any portion (such amount designated by the holder) of the LAZ-MD Holdings exchangeable interests in connection with a registered offering.

•

Holders of LAZ-MD Holdings exchangeable interests that are then exchangeable may exchange these interests not only at annual registration periods but also in connection with demand and piggy-back registration opportunities and during window periods after the filing of selected Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K by Lazard Ltd.

•	In addition to requiring the consent of Lazard Ltd, Lazard Group and LAZ-MD Holdings to amend the exchangeability provisions, any amendment that materially and adversely impacts the rights of any holder thereunder requires the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly-owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to alternative investment (including private equity) activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European fund management activities, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the alternative investment activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the alternative investment activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and financing activities,

•	tax,

•	payroll,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group does not provide any security administration services, as such services were transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally will be provided until December 31, 2008, subject to automatic annual renewal, unless either party gives 180 days notice of termination. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as such receiving party pays the service provider an additional 3 months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party. See Note 18 of Notes to the Consolidated Financial Statements contained in Lazard’s 2007 Annual Report on Form 10-K for a discussion of payments made in 2007 under the administrative services agreement.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims it may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and LAM Securities will introduce execution and settlement transactions to newly formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance expires on May 10, 2010, subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party. See Note 18 of Notes to the Consolidated Financial Statements contained in Lazard’s 2007 Annual Report on Form 10-K for a discussion of payments made in 2007 under the business alliance agreement.

In addition, the business alliance agreement granted Lazard Group options to acquire the North American and European fund management activities of Lazard Alternative Investments Holdings LLC, or “LAI,” the subsidiary of LFCM Holdings that owns and operates LFCM Holdings’ alternative investment activities. The option is currently exercisable at any time prior to the ninth anniversary of the equity public offering for a total price of $8.5 million. The option may be exercised by Lazard Group in two parts, consisting of a $6.5 million option to purchase the North American fund management activities and a $2 million option to purchase the European fund management activities. The option price for the North American fund management activities reflects a reduction of $1.5 million due to the payment of a like amount to LFCM Holdings in February 2008 in connection with the initial public offering of Sapphire Industrials Corp., a newly-organized special purpose acquisition company formed by a subsidiary of Lazard Group. In addition to the option price reduction, this $1.5 million payment was made in exchange for an agreement by LFCM Holdings not to assert certain claims that it may believe that it had under the business alliance agreement following the initial public offering referred to herein. LAI’s fund management activities initially consist of fund management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the options, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date and, other than with respect to the private equity operations retained by Lazard Group in the separation, Lazard Group will not compete with the fund management business of LAI until the expiration, termination or exercise of the options. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds, such as Corporate Partners II Limited, less compensation payable to investment professionals who manage these funds.

From time to time we have considered exercising the option described above and have had preliminary conversations with LFCM Holdings in that regard.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the options to purchase the North American merchant banking activities and the European merchant banking activities or the expiration or termination of the business alliance.

Tax Receivable Agreement

In connection with the separation and recapitalization, we entered into a tax receivable agreement with LFCM Holdings on May 10, 2005. The agreement was based on the mutual recognition that the redemption of the Lazard Group membership interests held by the historical partners on May 10, 2005 for cash resulted in, and the exchange from time to time of the LAZ-MD Holdings exchangeable interests for shares of our common stock may result in, an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. Although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS, these increases in tax basis, if sustained, may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

The tax receivable agreement provides for the payment by our subsidiaries to LFCM Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Our subsidiaries expect to benefit from the remaining 15% of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to LFCM Holdings will generally be distributed to the working members in proportion to their goodwill interests underlying the working member interests held by or allocated to such persons immediately prior to the separation.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, 20% of each payment that would otherwise be made by our subsidiaries will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. In addition, if the IRS successfully challenges the tax basis increase, any subsequent payments our subsidiaries are required to make under the tax receivable agreement will be reduced accordingly. However, under no circumstances will our subsidiaries receive any reimbursements from LFCM Holdings or any of the holders of LFCM Holdings of amounts previously paid by our subsidiaries under the tax receivable agreement. As a result, under certain circumstances, our subsidiaries could make payments to LFCM Holdings under the tax receivable agreement in excess of our subsidiaries’ cash tax savings.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the tax receivable agreement. The term of the tax receivable agreement commenced on May 10, 2005 and will continue until all such tax benefits have been utilized or expired, unless our subsidiaries exercise their right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the allocation of the step-up among the Lazard Group assets, and the amount and timing of our subsidiaries’ income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group, during the 24-year term of the tax receivable agreement, the payments that our subsidiaries may make to LFCM Holdings could be substantial. If the LAZ-MD Holdings exchangeable interests had been effectively exchanged in a taxable transaction for common stock at the close of business on December 31, 2007, the aggregate increase in the tax basis attributable to our subsidiaries’ interest in Lazard Group would have been approximately $3.4 billion (based on the closing price per share of our common stock on the NYSE of $40.68), including the increase in tax basis associated with the redemption and recapitalization. The potential future increase in tax basis will depend on the Lazard common stock price at the time of exchange. The cash savings that our subsidiaries would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including sufficient taxable income to absorb the increase in tax basis, the allocation of the increase in tax basis to foreign or non-amortizable assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets. The tax receivable agreement requires approximately 85% of such cash savings, if any, to be paid to LFCM Holdings. Our ability to achieve benefits from any such increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

There was one payment of $591,029 made under the tax receivable agreement in 2007.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of the current and former working members of Lazard Group, including our managing directors, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

On November 6, 2006, Lazard Group delivered to LAZ-MD Holdings an acknowledgement letter (the “acknowledgement letter”) modifying the terms of the retention agreements of persons party to the amended and restated LAZ-MD stockholders’ agreement who were at that time current managing directors. The modifications include Lazard Group’s agreement that, in the event that any such person shall become entitled to exchangeability immediately following the third anniversary of the initial equity public offering, or May 10, 2008, of his or her LAZ-MD Holdings exchangeable interests, that person will not forfeit the right to early exchangeability with respect to the first tranche of his or her LAZ-MD Holdings exchangeable interests if he or she breaches the restrictive covenants (i.e., non-compete and non-solicitation provisions) in the retention agreement of such individual (although shares in the second and third tranches that would otherwise become exchangeable would not be exchangeable until the eighth anniversary of our equity public offering (May 10, 2013) in such an instance). The terms of the acknowledgement letter were approved by our Board of Directors.

Registration Rights. On November 6, 2006, the LAZ-MD Holdings stockholders’ agreement was amended and restated. The amended and restated stockholders’ agreement modified in certain respects the terms of the registration rights granted to holders of the LAZ-MD Holdings exchangeable interests who are party to that agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock already issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the amended and restated LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the amended and restated LAZ-MD Holdings stockholders’ agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that, subject to certain limitations, after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, provided that the minimum number of registrable securities necessary to effect a “demand” registration is the lesser of (1) the number of shares having a market value in excess of $50 million at such time (or $20 million after the ninth anniversary of our equity public offering (May 10, 2014)) or (2) 2,000,000 shares of our common stock. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 of the Securities Act upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least $50 million of shares of Lazard Ltd’s outstanding common stock.

Shares of Lazard Ltd’s common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 of the Securities Act or when they become eligible for sale under Rule 144(k) of the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144(k) and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

Any amendments to the registration rights provisions of the amended and restated stockholders’ agreement shall require the affirmative approval of holders holding two-thirds of the shares of Lazard Ltd common stock covered under the amended and restated stockholders’ agreement in addition to the consent of Lazard Ltd and LAZ-MD Holdings, and any amendment that materially and adversely impacts the rights of any holder under the amended and restated stockholders’ agreement will also require the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Each holder of registrable securities party to the amended and restated stockholders’ agreement may enforce his or her registration rights directly against Lazard Ltd, although LAZ-MD Holdings may elect to assume, seek and conduct the enforcement of any claims itself on behalf of such holder.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Voting Rights. Prior to any vote of the shareholders of Lazard Ltd, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the shareholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, members of LAZ-MD Holdings holding LAZ-MD exchangeable interests who are party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continue to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interests, until such time as that holder exchanges all of his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Certain Relationships with Our Directors, Executive Officers and Employees

Mr. Dominique Ferrero, a member of our Board of Directors, is the Chief Executive Officer of Natixis. In April 2004, Lazard Group and Natixis (as the successor to IXIS Corporate & Investment Bank) entered into a cooperation arrangement to place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis” (formerly “Lazard-Ixis”), and cooperate in their respective origination, syndication and placement activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and Natixis expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement also provides for an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France. It also added an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to Natixis for services relating to corporate banking, lending, securitizations and derivatives within France and from Natixis to Lazard Group for mergers and acquisitions advisory services within France. This expanded cooperation arrangement has a term of three years through May 10, 2008. In 2007, the cooperation arrangement generated $28.1 million of gross revenue for Lazard.

In connection with the cooperation arrangement, Lazard Group and Natixis have developed a business plan to promote mutual revenue production and sharing relating to the cooperation activities. As part of that plan, revenue from the various activities subject to the cooperation arrangement is credited towards a target weighted revenue number (the “Notional Reserve”) of €20 million (which the parties may agree to reduce if aspects of the cooperation do not take place), calculated by applying varying percentages depending on the source of the revenue plus the underwriting commissions received by Natixis for the ESUs. If at the end of the initial term of the cooperation arrangement (a) the sum of that calculation is less than the Notional Reserve, (b) the cooperation arrangement is not renewed and (c) Lazard Ltd’s common stock price fails to exceed $25 per share for a specified period, Lazard Group or its affiliate will pay Natixis or one of its affiliates the difference between the Notional Reserve and the sum of (1) the weighted revenue credits and (2) any gain Natixis has realized on a sale of its investment in our securities prior to the end of the initial term of the arrangement. The level of this potential payment would depend, among other things, on the level of revenue generated by the cooperation activities. The potential payment is limited, as of December 31, 2007, to a maximum of approximately €0.8 million (subject to further reduction in certain circumstances), which would only occur if the cooperation activities generate no revenue over the remaining initial period of such activities and the other conditions noted above have not been met.

Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. Wasserstein & Co., LP focuses primarily on leveraged buyout investments, venture capital investments and related investment activities, and manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations and high-net worth individuals. Wasserstein & Co., LP also manages capital from its partners and officers. In addition, Wasserstein Holdings, LLC has various other business interests.

The Wasserstein funds may engage in activities that are similar to those in which we and our affiliates are engaged. If Mr. Wasserstein desires to make available any corporate opportunity of ours or our affiliates that arises from a relationship of ours or any of our affiliates (other than any relationship of Mr. Wasserstein existing on November 15, 2001), those opportunities can only be referred to the Wasserstein funds if Mr. Wasserstein first obtains the written consent of our Nominating & Governance Committee.

In September 2007, Lazard was engaged by Wasserstein & Co., L.P. to advise it on the sale of MasterCraft Boat Company, Inc. and received a customary fee of $1.6 million. The Nominating & Governance Committee of Lazard Ltd approved this transaction pursuant to our policy on related party transactions.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Steven J. Heyer, Lady Sylvia Jay, and Michael J. Turner. Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. See “Certain Relationships with our Directors, Executive Officers and Employees” above.

ITEM 2

APPROVE THE 2008 INCENTIVE COMPENSATION PLAN

GENERAL

On February 26, 2008, the Board of Directors approved, subject to the approval of our shareholders, the Lazard Ltd 2008 Incentive Compensation Plan (which we refer to in this section as the 2008 Plan). The purposes of the 2008 Plan are to attract, retain, reward and motivate employees and directors of, and consultants and advisors to, Lazard and to align the interests of employees, directors, consultants and advisors with those of our shareholders through equity-based compensation, enhanced opportunities for ownership of shares of our common stock and other cash incentive opportunities.

The 2008 Plan provides for the ability to grant incentive awards that are designed to qualify as “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our chief executive officer or to any of our three other most highly compensated executive officers (excluding our chief financial officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Compensation that is “performance-based”, within the meaning of Section 162(m) of the Code, is not subject to these deduction limits. To qualify as performance-based compensation, among other requirements, the compensation must be paid only upon the attainment of certain performance goals using performance criteria that have been approved by our shareholders. This summary includes a description of the performance goal that must be satisfied in order for payments to be made with respect to awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Code. We refer to these awards as performance bonuses. While that performance goal could also be used to determine payment of other awards, only awards (other than stock options and stock appreciation rights) intended to satisfy the requirements of the performance-based compensation exception under Section 162(m) of the Code and designated by our Compensation Committee as performance bonuses must be subject to the performance goal set forth below.

Accordingly, while we intend that shareholder approval of the 2008 Plan will enable us to preserve our ability to claim tax deductions for specified performance-based awards, there can be no assurance that in all cases awards under the 2008 Plan will meet the technical requirements of Section 162(m) of the Code to qualify as performance-based compensation.

The following summary of the 2008 Plan is qualified in its entirety by the specific language of the 2008 Plan, a copy of which is attached to this proxy statement as Annex B.

Awards. Awards under the 2008 Plan include stock options (including both incentive stock options and nonqualified stock options), stock appreciation rights (“SARs”), restricted stock, stock units, other stock-based awards, cash incentive awards and performance bonuses.

Administration. The 2008 Plan generally would be administered by a committee of our Board of Directors (the “Committee”) made up of at least two directors, each of whom would meet the New York Stock Exchange independence requirements and be an “outside director” within the meaning of Section 162(m) of the Code. Unless otherwise determined by the Board of Directors, our Compensation Committee would constitute the Committee. Among other things, the Committee would have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock (if any) to be covered by each award, and to determine the terms and conditions of any such awards. The Committee may delegate to one or more senior officers of the Company the authority to make grants of awards to employees (other than to any officers subject to Section 16 of the Exchange Act) and consultants of us and our affiliates and all necessary and appropriate decisions and determinations with respect thereto. All determinations by the Committee or its designee under the 2008 Plan would be final, binding and conclusive.

Eligibility. Persons who serve or agree to serve as our officers, employees, directors, consultants or advisors who are responsible for, or contribute to, our management, growth and profitability would be eligible to be granted awards under the 2008 Plan. Currently, approximately 2,500 persons (including all of our employees and each of our seven non-employee directors) would be eligible for selection as participants in the 2008 Plan. Holders of equity-based awards issued by a company acquired by us or with which we combine would be eligible to receive substitute awards under the 2008 Plan. Based on our past practice of granting equity-based awards, we currently expect that awards will be generally limited to approximately 1,100 employees and non-employee directors (of whom there are currently seven non-employee directors). However, in the future, we may decide to grant equity-based awards to a broader group of employees.

Shares and Cash Available. Subject to adjustment, awards relating to shares could be granted under the 2008 Plan if, at the time of grant of each award, the aggregate number of shares of our Class A common stock subject to outstanding awards under the 2008 Plan plus the number of shares of our Class A common stock subject to the award being granted did not exceed 30% of the aggregate number of shares of our Class A common stock outstanding at that time (treating the then-outstanding LAZ-MD Holdings exchangeable interests that may be exchanged on a one for one basis into shares of our Class A common stock as if they had been fully exchanged). For purposes of this formula, (1) an award would be considered to be an “outstanding award” in the fiscal year in which it is granted, (2) an option or SAR would be considered to be an “outstanding award” thereafter until it is exercised, and (3) any award, other than options and SARs, would be considered to be an “outstanding award” thereafter until it is no longer subject to vesting conditions requiring continued service of the participant; provided, however, that, in the case of awards described in clause (3), the vesting conditions referred to will be deemed to have lapsed on the first day of the fiscal quarter in which they are scheduled to lapse. All shares available under the 2008 Plan would be available for any type of award, except that the maximum number of shares that could be subject to incentive stock options granted under the 2008 Plan would be 12,000,000, subject to adjustment as provided in the 2008 Plan. Subject to adjustment, the maximum aggregate number of shares of common stock with respect to which stock options and SARs could be granted to any participant in any fiscal year under the 2008 Plan would be 5,000,000. The maximum value of the sum of any restricted stock, stock units and other stock-based awards (including fully vested shares) that could be granted to any participant in any fiscal year under the 2008 Plan and any cash payable to any participant in any fiscal year pursuant to any cash incentive award under the 2008 Plan, would be 2.5% of our Cumulative Operating Revenue (as defined below) with respect to such fiscal year. For this purpose, the value of restricted stock, stock units and shares shall be deemed to be equal to the closing price of our Class A common stock on the NYSE on the date such awards are granted. On March 6, 2008, the closing price of our Class A common stock was $35.41 per share.

For purposes of the 2008 Plan, “Operating Revenue” means, with respect to any fiscal year, our annual consolidated total gross revenue less (i) revenue related to the consolidation of the Lazard Asset Management general partnerships and (ii) interest expense related to Lazard Frères Banque SA, in each case, as reported in our Consolidated Financial Statements for such fiscal year. “Cumulative Operating Revenue” means, with respect to any fiscal year, our aggregate Operating Revenue for the two immediately prior fiscal years.

The shares subject to grant under the 2008 Plan may be made available from authorized but unissued shares, treasury shares or from shares held by our subsidiaries, as determined from time to time by the Committee.

Change in Capitalization or Change in Control. In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off or any other event that constitutes an “equity restructuring” within the meaning of Statement of Financial Accounting Standards No. 123R affecting the shares of our common stock, the Committee would be required to make adjustments and other substitutions to awards under the 2008 Plan in a manner that it determined to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of shares of our common stock or other similar corporate transactions, the Committee, in its discretion, would be permitted to make such adjustments and other substitutions to the 2008 Plan and awards under the 2008 Plan as it deemed appropriate or desirable.

The 2008 Plan also provides that in the event of a “change in control” of us, unless otherwise provided for in the individual award agreement: (i) stock options and SARs outstanding as of the date of the change in control, which were not then exercisable and vested, would become fully exercisable and vested, (ii) the restrictions applicable to restricted stock would lapse and such restricted stock would become free of all restrictions and fully vested, and (iii) all stock units would vest in full and be immediately settled.

Stock Options. The Committee would be permitted to grant both incentive stock options and nonqualified stock options under the 2008 Plan. The exercise price for options would not be less than the fair market value (as defined in the 2008 Plan) of our common stock on the grant date. In no event would any option granted under the 2008 Plan (i) be amended to decrease the exercise price thereof, (ii) be cancelled at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another option or SAR or any restricted stock, stock unit or other equity-based award under the 2008 Plan or any other equity-compensation plan or any cash payment or (iii) otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such option, unless such amendment, cancellation, or action is approved by our shareholders. All options granted under the 2008 Plan would be nonqualified stock options unless the applicable award agreement expressly stated that the option was intended to be an incentive stock option. Under the 2008 Plan, all incentive stock options and nonqualified stock options would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

The term of the options would be determined by the Committee but could not exceed ten years from the date of grant. Optionees would pay the exercise price in cash or, if approved by the Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or, to the extent permitted by applicable law, by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The Committee would determine the vesting and exercise schedule of options. Unless determined otherwise by the Committee in its discretion or as set forth in the applicable award agreement, options would terminate upon termination of a participant’s service.

SARs. The Committee would be permitted to grant SARs under the 2008 Plan. An SAR would entitle the holder to receive, upon exercise, the excess of the fair market value of a share of common stock at the time of exercise over the exercise price of the applicable SAR multiplied by the specified number of shares of common stock in respect of which the SAR was exercised. The exercise price for an SAR would not be less than the fair market value (as defined in the 2008 Plan) of our common stock on the grant date. In no event would any SAR granted under the 2008 Plan (i) be amended to decrease the exercise price thereof, (ii) be cancelled at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another SAR or option or any restricted stock, stock unit or other equity-based award under the 2008 Plan or any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such SAR, unless such amendment, cancellation, or action is approved by our shareholders. The Committee would be permitted to determine whether such amount would be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof. The term of an SAR would be determined by the Committee but could not exceed ten years from the date of grant. Unless determined otherwise by the Committee, in its discretion or as set forth in the applicable award agreement, SARs would terminate upon termination of a participant’s service. Under the 2008 Plan, all SARs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Restricted Stock. The Committee would be permitted to grant restricted stock awards subject to such restrictions and restricted periods as it determined. The Committee would be permitted to provide that a grant of restricted stock would vest upon the continued service of the participant or the satisfaction of applicable performance goals. Restricted stock would generally be forfeited upon termination of service, unless otherwise provided by the Committee or otherwise set forth in an individual employment agreement. Other than such restrictions on transfer and any other restrictions the Committee might impose, the participant would have all the rights of a shareholder with respect to the restricted stock award, although the Committee would be permitted to provide for the automatic reinvestment of dividends or impose vesting requirements on dividends. In the case of any restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the grant and/or the vesting of such restricted stock would be contingent on satisfying the requirements applicable to performance bonuses described below.

Stock Units. The Committee would be permitted to grant stock units, which would represent a right to receive shares of our common stock or cash based on the fair market value of a share of common stock. The Committee would be permitted to provide that a grant of stock units would vest upon the continued service of the participant or the satisfaction of applicable performance goals. Stock units that were not vested would generally be forfeited upon termination of service, unless otherwise provided by the Committee. Holders of stock units would not have the rights of a shareholder with respect to the award unless and until the award were settled in shares of common stock, although the Committee would be permitted to provide for dividend equivalent rights. In the case of any stock units intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the grant and/or the vesting of such stock units would be contingent on satisfying the requirements applicable to performance bonuses described below.

Other Equity-Based Awards. The Committee would be permitted to grant other types of equity-based awards based upon Lazard common stock, including fully vested stock and dividend equivalent rights.

Cash Incentive Awards. The Committee would have the authority to grant cash incentive awards. If a cash incentive award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the participant would only be entitled to payment with respect to such cash incentive award if the requirements applicable to performance bonuses described below were satisfied.

Performance Bonuses. Pursuant to the 2008 Plan, a performance bonus is a bonus that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and has been designated as such by the Committee. Accordingly, the requirements applicable to performance bonuses would only apply to awards (other than stock options and SARs) intended to satisfy such requirements under Section 162(m) of the Code.

Within the first 90 days of each fiscal year, the Committee would designate which participants would be eligible to receive a performance bonus in respect of such fiscal year, and, in accordance with the 2008 Plan, the maximum amount of each such participant’s performance bonus with respect to such fiscal year. In the case of each fiscal year pursuant to the 2008 Plan, no performance bonuses would be payable pursuant to the 2008 Plan unless Total Annual Revenue (as defined below) with respect to such fiscal year exceeded Total Annual Operating Expenses (as defined below) with respect to such fiscal year. “Total Annual Revenue” means, with respect to any fiscal year, our net revenue as reported in our Consolidated Financial Statements for such fiscal year. “Total Annual Operating Expenses” means, with respect to any fiscal year, our total operating expenses as reported in our Consolidated Financial Statements for such fiscal year.

In addition, in the case of a participant who was hired or promoted more than 90 days after the beginning of a fiscal year, the Committee would be permitted to designate such Participant as eligible to receive a performance bonus in respect of a partial fiscal year. The relevant partial fiscal year must be equal to one or more fiscal quarters. No amounts would be payable pursuant to performance bonuses with respect to a partial fiscal year unless the aggregate Total Quarterly Revenue (as defined below) with respect to such period exceeded the aggregate Total Quarterly Operating Expenses (as defined below) with respect to such period. “Total Quarterly Revenue” means, with respect to any fiscal quarter, our net revenue as reported in our Condensed Consolidated Financial Statements for such fiscal quarter. “Total Quarterly Operating Expenses” means, with respect to any fiscal quarter, our total operating expenses as reported in our Condensed Consolidated Financial Statements for such fiscal quarter.

Following the completion of each performance period, the Committee would meet to review and certify in writing whether the Total Annual Revenue (or Total Quarterly Revenue, if applicable) with respect to such performance period had exceeded Total Annual Operating Expenses (or Total Quarterly Operating Expenses, if

applicable), and, if so, to calculate and certify in writing the amount of each performance bonus earned for such performance period. The Committee would then determine the actual size of each participant’s performance bonus for the performance period and, in so doing, would be permitted to apply negative discretion to reduce or eliminate the amount of the participant’s performance bonus, even if the performance goal with respect to such performance period had been achieved.

Except as otherwise permitted by Section 162(m) of the Code, a participant would only be eligible for payment with respect to a performance bonus if the participant remained employed by us or one of our affiliates until January 1 of the year that immediately followed the end of the relevant fiscal year (or, in the case of a performance period equal to a partial fiscal year, until the first day following the end of the last fiscal quarter during such period). Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, the Committee, in its discretion, would be permitted to pay a performance bonus to a participant whose employment terminated prior to such date, or to the designee or estate of a participant who died prior to such date.

A participant’s performance bonus would be payable, in the discretion of the Committee, in cash or in restricted stock, stock units or fully vested shares of our common stock of equivalent value. In determining the number of restricted stock, stock units or fully vested shares that is equivalent to a particular dollar value, the awards shall be deemed to have a value equal to the closing price of our stock on the NYSE on the date such awards are granted.

Additional Compensation Arrangements. Subject to the maximum limits on the number of awards and the amount of cash that may be delivered to a participant in any fiscal year, no requirement with respect to performance bonuses and no other provision of the 2008 Plan would prevent us from making payments or granting awards to a participant under the 2008 Plan in respect of a fiscal year that are unrelated to such participant’s performance bonus. Moreover, nothing contained in the 2008 Plan would prevent us from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, stock units, shares, other types of equity-based awards (subject to shareholder approval if such approval is required) cash incentive awards and performance bonuses, and such arrangements may be either generally applicable or applicable only in specific cases.

Transferability. Awards generally would not be transferable, except by will and the laws of descent and distribution or to the extent otherwise permitted by the Committee, provided that, in no event could any award (or any rights and obligations thereunder) be transferred to a third party for value unless such transfer were specifically approved by our shareholders.

Duration of the Plan. The 2008 Plan would remain in effect until May 5, 2018, unless terminated by our Board prior to such date. Awards outstanding as of the date the 2008 Plan is terminated would not be affected or impaired by the termination of the plan.

Amendment and Discontinuance. Subject to any applicable law or government regulation and to the rules of the NYSE, the Board would be permitted to amend, alter, or discontinue the 2008 Plan, without the approval of our shareholders, except that shareholder approval would be required for any amendment that would (i) increase the maximum number of shares of our common stock for which awards may be granted under the 2008 Plan or increase the maximum number of shares that may be delivered pursuant to incentive stock options granted under the 2008 Plan, other than any adjustment in connection with a change in our capitalization or a change in control, or (ii) change the class of employees or other individuals eligible to participate in the 2008 Plan. Under these provisions, shareholder approval will not be required for all possible amendments that might increase the cost of the 2008 Plan. Except as required by applicable law, stock exchange rules, tax rules or accounting rules or as specifically set forth in the 2008 Plan or in any applicable award agreement, no amendment, alteration or discontinuance would be permitted to materially impair the rights of a recipient of a previously granted award with respect to such award without such recipient’s consent. Furthermore, the Committee would be permitted to grant awards to eligible participants who are subject to legal or regulatory provisions of countries or jurisdictions outside the U.S., on terms and conditions different from those specified in the 2008 Plan, as it determined to be necessary, and would be permitted to make such modifications, amendments, procedures, or sub-2008 Plans as are necessary to comply with such legal or regulatory provisions.

CERTAIN FEDERAL TAX ASPECTS OF THE 2008 PLAN

The following summary describes the federal income tax treatment associated with options awarded under the 2008 Plan. The summary is based on the law as in effect on February 28, 2008. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the incentive stock option is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an incentive stock option until on or after the later of the two-year anniversary of the date of grant of the incentive stock option and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss will be treated for tax purposes as a long-term capital gain or loss and (b) Lazard will not be permitted to take a deduction with respect to that incentive stock option for federal income tax purposes.

If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the incentive stock option over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction will be available to Lazard equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by Lazard. A disqualifying disposition occurring in the same calendar year as the year of exercise will eliminate the alternative minimum tax effect of the incentive stock option exercise.

Special rules may apply where all or a portion of the exercise price of an incentive stock option is paid by tendering shares, or if the shares acquired upon exercise of an incentive stock option are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an incentive stock option and the disposition of shares acquired upon exercise of an incentive stock option assumes that the incentive stock option is exercised during employment or within three months following termination of employment. The exercise of an incentive stock option more than three months following termination of employment will result in the tax consequences described below for nonqualified stock options, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as incentive stock options will be treated for tax purposes as nonqualified stock options (not as incentive stock options) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options. A nonqualified stock option (that is, a stock option that does not qualify as an incentive stock option) results in no taxable income to the optionee or deduction to Lazard at the time it is granted. An optionee exercising a nonqualified stock option will, at that time, realize taxable compensation equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. If the nonqualified stock option was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to Lazard. The foregoing summary assumes that the shares acquired upon exercise of a nonqualified stock option are not subject to a substantial risk of forfeiture.

Section 162(m). Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our chief executive officer or to any of our three other most highly compensated executive officers (excluding our chief financial officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit. Stock options that would be awarded under the 2008 Plan are intended to be eligible for this performance-based exception.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the 2008 Plan are intended to be eligible for this exception.

NEW PLAN BENEFITS UNDER THE 2008 PLAN

Because future awards under the 2008 Plan will be granted at the discretion of the Committee, the types, numbers, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to stock-based compensation under our 2005 Equity Incentive Plan, which we refer to as the 2005 Plan, is presented elsewhere in this Proxy Statement and in our financial statements for the fiscal year ended December 31, 2007, located in our 2007 Annual Report which accompanies this Proxy Statement. If our shareholders decline to approve the 2008 Plan, the 2008 Plan will not become effective, but the 2005 Plan will remain in effect in accordance with its terms.

The adoption of the 2008 Plan would not restrict us from adopting other plans or arrangements providing for grants of equity-based compensation or cash-based incentive awards in the future. Furthermore, the 2005 Plan will remain in effect following adoption of the 2008 Plan, and, to the extent that shares remain available for awards under the 2005 Plan, awards may be granted under the 2005 Plan until its expiration in 2015.

The Board considers the adoption of the 2008 Plan to be in the best interests of Lazard and its shareholders and therefore recommends that the shareholders vote FOR the approval of the 2008 Plan at the Annual General Meeting.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about equity-based awards outstanding and shares of common stock available for future awards under all of Lazard’s equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information

	Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	None
Equity compensation plans not approved by security holders	2005 Equity Incentive Plan (1)	9,543,245	(2)	(3)	15,372,333	(4)
Total		9,543,245			15,372,333

(1)	Our 2005 Equity Incentive Plan was established prior to our initial public offering in May 2005 and, as a result, did not require approval by security holders.

(2)	Represents outstanding stock unit awards, after giving effect to forfeitures, as of December 31, 2007. As of that date, the only grants made under the 2005 Equity Incentive Plan have been in the form of stock unit awards. See Note 14 of Notes to Consolidated Financial Statements for a description of the plan.

(3)	Each stock unit awarded under our 2005 Equity Incentive Plan was granted at no cost to the persons receiving them and represent the contingent right to receive the equivalent number of shares of Class A common stock of the Company.

(4)	Gives effect to the number of securities remaining available for future issuance, after considering the impact of vested RSUs not delivered as a result of withholding taxes. The number of shares of common stock available for future awards under the 2005 Equity Incentive Plan, after giving effect to the annual incentive compensation awards granted in January 2008 (which relate to 2007 performance) was approximately 3.5 million shares.

ITEM 3

APPROVAL OF THE BYE-LAW AMENDMENTS

The Bye-laws of the Company, as currently in effect, condition the validity of certain actions adversely affecting the employment of our Chairman and Chief Executive Officer upon satisfaction of several procedural requirements by our Board of Directors. In connection with the negotiation of the new employment agreement for our Chairman and Chief Executive Officer described above, we and Mr. Wasserstein agreed to modify and reduce some of the procedural requirements included in Section 24.03 and Section 24.09 of our Bye-laws. The proposed Bye-law Amendments are designed to conform the Bye-laws to certain modified and reduced procedural requirements as contemplated by Mr. Wasserstein’s new employment agreement. Please see Annex C to this proxy statement for the text of the proposed Bye-law Amendments.

If the Bye-law Amendments are approved, they will have the general effect of (i) reducing the advance notice requirement for Board meetings convened to resolve or act upon anything relating to (1) the revocation or termination of the appointment of, or any request for the resignation or retirement of, our Chairman or our Chief Executive Officer or (2) any revocation, reduction or limitation of the powers, authorities or discretions delegated or otherwise granted to our Chairman or our Chief Executive Officer, in each case, from at least seven business days to a date reasonably in advance of such meeting (but in no event more than five days) and (ii) eliminating the requirement that Board action (1) to revoke or terminate the appointment of, or to request the resignation or retirement of, our Chairman or our Chief Executive Officer or (2) to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to our Chairman or our Chief Executive Officer be, in each case, preceded by a recommendation from a majority of the members of our Nominating and Governance Committee.

The Bye-law Amendments will be adopted if a majority of the combined voting power of all of the shares of our common stock entitled to vote (regardless of the actual number of shares present or represented at the meeting) approve the amendments. If approved, the Bye-law Amendments will become effective promptly after shareholder approval is obtained.

The Board recommends that the shareholders vote FOR the approval of the Bye-Law Amendments.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Lazard’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for Lazard’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm (“independent auditors”) is responsible for conducting annual audits and quarterly reviews of Lazard’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2007 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered whether the provision of other non-audit services by the independent auditors to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditors the auditors’ independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of Lazard’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

Dated as of February 25, 2008

Audit Committee

Ronald Doerfler (Chair), Hal S. Scott and Anthony Orsatelli*

*	Mr. Heyer replaced Mr. Orsatelli on the Audit Committee following Mr. Orsatelli’s resignation on March 10, 2008.

ITEM 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2008 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2007. In addition to this appointment, shareholders are requested to authorize the Board of Directors of the Company, acting by the Audit Committee of the Company, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2008. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of Lazard common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors of the Company, in its discretion may select another independent auditor as soon as possible.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2007 and 2006, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2007	2006
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s controls over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$5,587	$5,251

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance and other accounting research services	$673	$983

Tax Fees for tax consulting and compliance services not related to the audit	$973	$1,013

All Other Fees	$213	$—

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to Lazard and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent auditor compared to the budget approvals for each of the categories of permitted services. The Audit Committee reviews the suitability of the pre-approval policy at least annually.

Shareholder Proposals and Nominations for the 2009 Annual General Meeting

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than December 1, 2008.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on February 5, 2009, and not earlier than January 6, 2009. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

Lazard Ltd

Standards of Director Independence

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

A-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

Annex B

LAZARD LTD

2008 INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose; Definitions

The purpose of this Lazard Ltd 2008 Incentive Compensation Plan (the “Plan”) is to give the Company a competitive advantage in attracting, retaining, rewarding and motivating officers, employees, directors, advisors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to shareholder value and the opportunity to earn other incentive awards payable in cash. Certain terms used herein have definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange, if any, as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, other stock-based Award (including fully vested Shares), Cash Incentive Award or Performance Bonus, in each case, granted under the Plan.

(d) “Award Agreement” means a written document or agreement setting forth the terms and conditions of a specific Award, which may (but need not) require execution or acknowledgement by the Participant.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) commission of (1) a felony (or its equivalent in a non-United States jurisdiction) or (2) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company or an Affiliate or that legally prohibits the Participant from working for the Company and its Affiliates; (B) breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s duties to the Company and its Affiliates; (C) dishonesty in the course of fulfilling the Participant’s employment duties; (D) deliberate failure on the part of the Participant (1) to perform the Participant’s principal employment duties, (2) to comply with the policies of the Company and its Affiliates in any material respect, or (3) to follow specific reasonable directions received from the Company and its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review by a court of competent jurisdiction.

(g) “Cash Incentive Award” means an Award under Section 9 of the Plan that has a value set by the Committee, which value shall be payable to the Participant in cash.

(h) “Change in Control” has the meaning set forth in Section 11(b).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j) “Commission” means the Securities and Exchange Commission or any successor agency.

(k) “Committee” has the meaning set forth in Section 2(a).

(l) “Common Stock” means Class A common stock, par value $0.01 per share, of the Company or such other securities of the Company (i) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 3(c).

(m) “Company” means Lazard Ltd, a Bermuda exempted company, or any successor thereto.

(n) “Cumulative Operating Revenue” means, with respect to any fiscal year of the Company, the Company’s aggregate Operating Revenue for the two immediately prior fiscal years.

(o) “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant, “Disability” as determined by the Committee; provided, however, that if an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) and payment of such amount is intended to be triggered pursuant to Section 409A(a)(ii) of the Code by a Participant’s disability, such term shall mean that the Participant is considered “disabled” within the meaning of Section 409A of the Code.

(p) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(q) “Effective Date” has the meaning set forth in Section 14(a).

(r) “Eligible Individuals” means directors, officers, employees, advisors, and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(t) “Exchangeable Interest” means a Class II Interest of LAZ-MD (or, if applicable, the Common Interest of Lazard Group issued in exchange therefor) that, upon full exchange in accordance with the Master Separation Agreement, is entitled to receive share(s) of Common Stock as set forth in the Master Separation Agreement.

(u) “Exercise Price” means (i) in the case of an Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (ii) in the case of a Stock Appreciation Right, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

(v) “Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (A) the closing per share sales price of the Shares as reported by the Applicable Exchange for such date or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (B) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

(w) “Incentive Stock Option” means an Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

(x) “Individual Agreement” means an employment, retention, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(y) “LAZ-MD” means LAZ-MD Holdings LLC, a Delaware limited liability company.

(z) “Lazard Group” means Lazard Group LLC, a Delaware limited liability company formerly known as Lazard LLC.

(aa) “Master Separation Agreement” means the Master Separation Agreement, dated as of May 10, 2005, by and among the Company, LAZ-MD, Lazard Group, and LFCM Holdings LLC, as amended from time to time.

(bb) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(cc) “Operating Revenue” means, with respect to any fiscal year of the Company, the Company’s annual consolidated total gross revenue less (i) revenue related to the consolidation of the Lazard Asset Management general partnerships and (ii) interest expense related to Lazard Frères Banque SA, in each case, as reported in the Company’s Consolidated Financial Statements for such fiscal year.

(dd) “Option” means an option to purchase Shares that is granted under Section 5(a).

(ee) “Partial Plan Year” has the meaning set forth in Section 10(c).

(ff) “Partial Year Performance Bonus Goal” has the meaning set forth in Section 10(c).

(gg) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(hh) “Performance Bonus” means a performance bonus that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and is granted to a Participant pursuant to Section 10 of the Plan.

(ii) “Performance Bonus Goal” has the meaning set forth in Section 10(b)(i).

(jj) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock, Stock Units, other stock-based Awards or Cash Incentive Awards.

(kk) “Plan” has the meaning set forth in the first paragraph of this Section 1.

(ll) “Plan Year” shall mean each full fiscal year of the Company with respect to which any Performance Bonuses are granted. The first Plan Year shall commence on January 1, 2008 and shall terminate on December 31, 2008.

(mm) “Restricted Stock” means a Share that is granted under Section 6 that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

(nn) “Retirement” shall have the meaning set forth in the applicable Award Agreement or, in the absence of any such meaning, shall have the meaning determined by the Committee in its discretion.

(oo) “Share” means a share of Common Stock.

(pp) “Stock Appreciation Right” means a stock appreciation right Award that is granted under Section 5(b) and that, subject to Section 15, represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the Stock Appreciation Right, subject to the terms of the applicable Award Agreement.

(qq) “Stock Unit” means a stock unit Award that is granted under Section 7 and is designated as such in the applicable Award Agreement and that, subject to Section 15, represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

(rr) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company.

(ss) “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(tt) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Neither a temporary absence from employment because of illness, vacation or leave of absence nor a transfer among the Company and its Subsidiaries and Affiliates shall be considered a Termination of Employment. Notwithstanding the foregoing, if an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) and payment of such amount is intended to be triggered pursuant to Section 409A(a)(i) of the Code by a Participant’s separation from service, such term shall mean that the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

(uu) “Total Annual Revenue” means, with respect to any fiscal year, the Company’s net revenue as reported in the Company’s Consolidated Financial Statements for such fiscal year.

(vv) “Total Annual Operating Expenses” means, with respect to any fiscal year, the Company’s total operating expenses as reported in the Company’s Consolidated Financial Statements for such fiscal year.

(ww) “Total Quarterly Revenue” means, with respect to any fiscal quarter, the Company’s net revenue as reported in the Company’s Condensed Consolidated Financial Statements for such fiscal quarter.

(xx) “Total Quarterly Operating Expenses” means, with respect to any fiscal quarter, the Company’s total operating expenses as reported in the Company’s Condensed Consolidated Financial Statements for such fiscal quarter.

SECTION 2. Administration

(a) Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board; provided that, to the extent necessary to comply with the rules of the Applicable Exchange and to satisfy any applicable requirements of Section 162(m) of the Code and any other applicable laws or rules, each member of the Committee shall (i) meet the independence requirements of the Applicable Exchange and (ii) qualify as an “outside director” under Section 162(m) of the Code. Notwithstanding the foregoing, in no event shall any action taken by the Committee be considered void or be considered an act in contravention of the terms of the Plan solely as a result of the failure by one or more members of the Committee to satisfy the requirements set forth in clause (i) or (ii) of the immediately preceding sentence. The Committee shall, subject to Section 12, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent, Options, Stock Appreciation Rights, Restricted Stock, Stock Units, other stock-based Awards, Cash Incentive Awards, Performance Bonuses, or any combination thereof, are to be granted hereunder;

(iii) to determine the number of Shares (if any) to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v) to determine the vesting schedules of Awards and, if certain Performance Goals must be attained in order for an Award to be granted, vest or be settled or paid, establish such Performance Goals and determine whether, and to what extent, such Performance Goals have been attained;

(vi) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vii) to accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards;

(viii) subject to Section 14, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

(ix) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(x) to interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(xi) to establish policies relating to restrictions on the exercise of Awards and sales of Shares acquired pursuant to Awards that the Committee, in its sole discretion, deems necessary or advisable to satisfy any applicable law, rule or regulation (including, without limitation, any applicable law relating to insider trading); and

(xii) to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Procedures.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent (A) prohibited by applicable law or the listing standards of the Applicable Exchange or (B) that any Award is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, and subject to Section 12, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officer or officers of the Company selected by it.

(ii) Except to the limited extent an Award is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Except as set forth in the final sentence of Section 1(f), (i) any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter and (ii) all decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d) Award Agreements. In the case of each Award other than a Cash Incentive Award or a Performance Bonus, the terms and conditions of such Award, as determined by the Committee, shall be set forth in a written Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 14 or as otherwise set forth in the applicable Award Agreement.

SECTION 3. Shares and Cash Available Pursuant to the Plan

(a) Maximum Number of Shares; Maximum Shares and Cash per Participant. Subject to adjustment as provided in Section 3(c), Awards relating to Shares may be granted under the Plan if, at the time of grant of each Award, the aggregate number of Shares subject to outstanding Awards under the Plan plus the number of Shares subject to the Award being granted under the Plan do not exceed 30% of the aggregate number of then-outstanding Shares (treating, for this purpose, the then-outstanding Exchangeable Interests as Shares on an as-if fully exchanged basis in accordance with the Master Separation Agreement). For purposes of this Section 3(a), (i) an Award will be considered to be an “outstanding award” in the fiscal year in which it is granted; (ii) an Option or Stock Appreciation will be considered to be an “outstanding award” thereafter until it is exercised; and (iii) any Award, other than options and SARs, will be considered to be an “outstanding award” thereafter until it is no longer subject to vesting conditions requiring continued service of the participant; provided, however, that, in the case of clause (iii) of this sentence, solely for purposes of this Section 3(a), the vesting conditions referred to will be deemed to have lapsed on the first day of the fiscal quarter of the Company in which they are scheduled to lapse. All Shares available under the Plan shall be available for any type of Award, except that the maximum number of shares that may be subject to Incentive Stock Options granted under the Plan shall be 12,000,000, subject to adjustment as provided in Section 3(b). Subject to adjustment as provided in Section 3(b), the maximum aggregate number of Shares with respect to which Stock Options and Stock Appreciation Rights may be granted to any Participant in any fiscal year of the Company under the Plan shall be 5,000,000. The maximum value, in the aggregate, of (1) any Restricted Stock Awards, Stock Unit Awards and other stock-based Awards (including fully vested Shares) (which Awards shall be deemed to have a value equal to the per-share Fair Market Value on the applicable grant date) that may be granted to any Participant in any fiscal year of the Company under the Plan, and (2) any cash payable to any Participant in any fiscal year of the Company pursuant to any Cash Incentive Award under the Plan, shall be equal to 2.5% of Cumulative Operating Revenue with respect to such fiscal year.

(b) Adjustment Provisions. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off or any other event that constitutes an “equity restructuring” within the meaning of Statement of Financial Accounting Standards No. 123R with respect to Shares, the Committee shall, in the manner determined appropriate or desirable by the Committee, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, including (1) the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan and (2) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Options and Stock Appreciation Rights may be granted under the Plan to any Participant in any fiscal year of the Company, in each case, as provided in Section 3(a), and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan and (Y) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Options and Stock Appreciation Rights may be granted under the Plan to any Participant in any fiscal year of the Company, in each case, as provided in Section 3(a), and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award; (B) if deemed appropriate or desirable by the Committee, make provision for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion (it being understood that in the case of a transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall, for this purpose, be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such transaction over the Exercise Price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or Stock Appreciation Right having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or Stock Appreciation Right without any payment or consideration therefor; and (D) if deemed appropriate or desirable by the Committee, in connection with any Disaffiliation, arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(c) Substitute Awards. Subject to the restrictions on “repricing” of Options and SARs as set forth in Section 5(c), awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the maximum number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the maximum number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum number of Shares available for Incentive Stock Options under the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares held by a Subsidiary, as determined by the Committee in its discretion.

SECTION 4. Eligibility

Awards may be granted under the Plan to Eligible Individuals.

SECTION 5. Options and Stock Appreciation Rights

(a) Options. Options may be granted on such terms and in such form as the Committee may from time to time determine in its sole discretion, which shall not be inconsistent with the provisions of the Plan, but which need not be identical from Option to Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(b) Stock Appreciation Rights. Stock Appreciation Rights under the Plan may be granted on such terms and in such form as the Committee may from time to time determine in its sole discretion, which shall not be inconsistent with the provisions of the Plan, but which need not be identical from Stock Appreciation Right to Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the Exercise Price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash, Shares or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Exercise Price. The Exercise Price subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable grant date; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. In no event may any Option or Stock Appreciation Right granted under the Plan (i) be amended to decrease the Exercise Price thereof, (ii) be cancelled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or Stock Appreciation Right or any Restricted Stock, Stock Unit, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless, in the case of each of the foregoing clauses (i), (ii) and (iii), such amendment, cancellation, or action is specifically approved by the Company’s shareholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or Stock Appreciation Right that is made in accordance with Section 3(c) shall not be considered a reduction in Exercise Price or “repricing” of such Option or Stock Appreciation Right.

(d) Term. The Term of each Option and Stock Appreciation Right shall be fixed by the Committee at the time of grant, provided that in no event may any Option or Stock Appreciation Right have a Term of more than ten years.

(e) Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Stock Appreciation Right will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the vesting and/or exercisability of any Option or Stock Appreciation Right.

(f) Method of Exercise. Subject to the provisions of this Section 5, Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company specifying the number of Shares as to which the Option or Stock Appreciation Right is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Stock Appreciation Right relating to no less than the lesser of the number of Shares then subject to such Option or Stock Appreciation Right or fifty (50) Shares; provided further that, unless otherwise permitted by the Committee, Options and Stock Appreciation Rights may only be exercised to the extent that they have previously vested. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable Exercise Price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i) Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised).

(ii) To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii) Payment may be made by instructing the Committee to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the Exercise Price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(g) Delivery; Rights of Shareholders. No Shares shall be delivered pursuant to the exercise of an Option until the Exercise Price therefor has been fully paid and applicable taxes have been withheld. Subject to Section 16(a), the applicable Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the

Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 16(a), (iii) in the case of an Option, has paid in full for such Shares and any federal, state, local and foreign income and employment taxes required to be withheld, and (iv) has been entered into the Company’s Register of Members with respect to such Shares.

(h) Terminations of Employment. Subject to Section 11(c) and except as set forth in the applicable Award Agreement or as otherwise determined by the Committee in its discretion, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment.

(i) Options and Stock Appreciation Rights are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

SECTION 6. Restricted Stock

(a) Nature of Awards and Certificates. Awards of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Awards of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Lazard Ltd 2008 Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of Lazard Ltd.”

The Committee may require that the certificates evidencing title of such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b) Terms and Conditions. Awards of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee may condition the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or upon the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber such Shares of Restricted Stock.

(iii) Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 16(f), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(b), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with respect to which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv) Except as otherwise set forth in the applicable Award Agreement or in any Individual Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Awards of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.

(v) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

(c) Notwithstanding any provision of this Section 6 to the contrary, if Restricted Stock is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the grant and/or the vesting of such Restricted Stock shall be contingent on satisfying the requirements set forth in Section 10.

SECTION 7. Stock Units

(a) Nature of Award. Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Stock Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions. Stock Units shall be subject to the following terms and conditions:

(i) The Committee may condition the vesting of Stock Units upon the attainment of Performance Goal or upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Stock Unit Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions. An Award of Stock Units shall be settled as and when the Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Stock Unit Award for which such Participant’s continued service is required (the “Stock Unit Restriction Period”), and until the later of (A) the expiration of the Stock Unit Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Stock Units.

(iii) The Award Agreement for Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 16(f) below).

(iv) Except as otherwise set forth in the applicable Award Agreement or in any Individual Agreement, upon a Participant’s Termination of Employment for any reason during the Stock Unit Restriction Period or before the applicable Performance Goals are satisfied, all Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Stock Units.

(c) Notwithstanding any provision of this Section 7 to the contrary, if a Stock Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the grant and/or the vesting of such Stock Unit shall be contingent on satisfying the requirements set forth in Section 10.

SECTION 8. Other Equity-Based Awards

Subject to the provisions of the Plan, other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation), fully vested Shares, dividend equivalents, and convertible debentures, may be granted under the Plan upon the terms and conditions specified by the Committee.

SECTION 9. Cash Incentive Awards

Subject to the provisions of the Plan, the Committee shall have the authority to grant Cash Incentive Awards. Subject to Section 3(a), the Committee shall establish Cash Incentive Award levels to determine the amount payable upon the attainment of the applicable Performance Goals. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 10 must be satisfied in order for a Participant to be entitled to payment with respect to such Cash Incentive Award.

SECTION 10. Performance Bonuses

The provisions of this Section 10 shall apply solely to Awards (other than Options and Stock Appreciation Rights) that are intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and are designated as such by the Committee.

(a) Eligibility; Amount of Performance Bonuses. The Committee shall, in its sole discretion, designate within the first 90 days of a Plan Year (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive a Performance Bonus in respect of such Plan Year and, subject to Section 3(a), the maximum value of each such Participant’s Performance Bonus with respect to such Plan Year. Designation of a Participant as eligible to receive a Performance Bonus hereunder for a Plan Year shall not in any manner entitle such Participant to receive payment in respect of a Performance Bonus for such Plan Year. The determination as to whether or not such Participant becomes entitled to payment in respect of a Performance Bonus shall be decided solely in accordance with the provisions of this Section 10. Moreover, designation of a Participant as eligible to receive a Performance Bonus hereunder for a particular Plan Year shall not require designation of such Participant as eligible to receive a Performance Bonus hereunder in any subsequent Plan Year, and designation of one person as a Participant eligible to receive a Performance Bonus hereunder shall not require designation of any other person as a Participant eligible to receive a Performance Bonus hereunder in such Plan Year or in any other Plan Year.

(b) Entitlement to Payment in respect of a Performance Bonus.

(i) For each Plan Year pursuant to the Plan, no amounts shall be paid with respect to Performance Bonuses unless Total Annual Revenue with respect to such Plan Year has exceeded Total Annual Operating Expenses with respect to such Plan Year (such Performance Goal, the “Performance Bonus Goal”).

(ii) Following the completion of a Plan Year, the Committee shall meet to review and certify in writing whether the Performance Bonus Goal has been achieved with respect to such Plan Year and, if so, to calculate and certify in writing the portion of each Performance Bonus earned for such Plan Year. The Committee shall then determine the actual size of each Participant’s Performance Bonus for the Plan Year and, in so doing, may, in its sole discretion, apply negative discretion to reduce or eliminate the amount of the Performance Bonus earned by a Participant in the Plan Year, even if the Performance Bonus Goal with respect to such Plan Year has been achieved.

(iii) Except as otherwise permitted by Section 162(m) of the Code and would not cause an amount payable pursuant to an Award to fail to be deductible under Section 162(m) of the Code, a Participant shall be eligible to receive payment in respect of a Performance Bonus only to the extent that the Performance Bonus Goal for the relevant Plan Year has been achieved and certified by the Committee in accordance with this Section 10(b). In addition, a Participant must be employed by the Company or one of its Affiliates on January 1 of the year that immediately follows the end of the relevant Plan Year in order to be eligible for a Performance Bonus for such Plan Year. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, a Performance Bonus may be paid to a Participant whose employment terminated prior to such date, or to the designee or estate of a Participant who died prior to such date.

(iv) Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee pursuant to the Plan be used to (A) grant or provide payment in respect of Performance Bonuses for a Plan Year if the Performance Bonus Goal for such Plan Year has not been attained, (B) increase the maximum value of a Participant’s Performance Bonus at any time after the first 90 days of the Plan Year (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (C) increase a Performance Bonus above the maximum amount payable under Section 3(a) of the Plan.

(c) Partial Plan Year Performance Bonuses. Notwithstanding the provisions of the foregoing Sections 10(a) and 10(b) to the contrary, in the case of any Participant who is hired or promoted more than 90 days after the beginning of a Plan Year, the Committee shall be permitted to designate such Participant as eligible to receive a Performance Bonus in respect of a portion of such Plan Year (such portion, a “Partial Plan Year”), as set forth in this Section 10(c). A Partial Plan Year must be equal to one or more fiscal quarters of the Company. The Committee shall (i) establish the length of the Partial Plan Year, (ii) designate which Participants will be eligible to receive a Performance Bonus in respect of such Partial Plan Year and (iii) subject to Section 3(a), determine the maximum value of each such Participant’s Performance Bonus with respect to such Partial Plan Year, in each case, before 25% of the applicable Partial Plan Year has elapsed. No amounts will be paid pursuant to Performance Bonuses with respect to a Partial Plan Year unless the aggregate Total Quarterly Revenue exceeds the aggregate Total Quarterly Operating Expenses with respect to such Partial Plan Year (such Performance Goal, the “Partial Year Performance Bonus Goal”). All terms of Sections 10(b)(ii), (iii) and (iv) shall be deemed to apply to Performance Bonuses payable with respect to a Partial Plan Year, provided that, as it is used in the foregoing sections, the term “Partial Plan Year” shall be deemed to be substituted for the term “Plan Year” and the term “Partial Year Performance Bonus Goal” shall be deemed to be substituted for the term “Performance Bonus Goal”. Moreover, the reference in Section 10(b)(iii) to January 1 shall be deemed to be replaced by a reference to the first day that follows the end of the last fiscal quarter of the Company in the relevant Partial Plan Year.

(d) Payment of Performance Bonuses. A Participant’s Performance Bonus shall be payable, in the discretion of the Committee, in cash or in Restricted Stock Awards, Stock Unit Awards or fully vested Shares of equivalent value and shall be paid at such times and on such terms as determined by the Committee in its discretion. In determining the number of Restricted Stock Awards, Stock Unit Awards or fully vested Shares that is equivalent to a particular dollar value, the Awards shall be deemed to have a value equal to the per-share Fair Market Value of the underlying Shares on the applicable grant date. Any fractional Shares, Restricted Stock Awards or Stock Unit Awards that would otherwise be delivered pursuant to this Section 10(d) will be rounded down to the nearest whole Share. Any Restricted Stock Awards or Stock Unit Awards awarded pursuant to a Performance Bonus shall be subject to the terms and conditions of Section 6 or 7, as applicable, and such other requirements (including vesting requirements) as the Committee may determine in its sole discretion.

SECTION 11. Change in Control Provision

(a) Impact of Event. In the event of a Change in Control (as defined below), except to the extent the Committee specifically establishes otherwise in an applicable Award Agreement, and except as provided in Section 11(d), immediately upon the occurrence of a Change in Control:

(i) any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested;

(ii) the restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable;

(iii) all Stock Units shall vest in full and be immediately settled; and

(iv) the Committee may also make additional adjustments and/or settlements of outstanding Awards (including, without limitation, Cash Incentive Awards and Performance Bonuses) as it deems appropriate and consistent with the Plan’s purposes.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of Common Stock (treating, for this purpose, the then-outstanding Exchangeable Interests as shares of Common Stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Company Common Stock”), assuming the full exchange of all of the then-outstanding Exchangeable Interests for shares of Common Stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 11(b)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 11(b)(iii); or

(ii) Any time at which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, amalgamation, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Exchangeable Interests for shares of Company Common Stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (assuming in each case the full exchange of the Exchangeable Interests for shares of Common Stock in accordance with the Master Separation Agreement) except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company (excluding, for the avoidance of doubt, any discontinuance of the Company).

For the avoidance of doubt, in no event shall the exchange of Exchangeable Interests for shares of Common Stock (the terms of which exchanges are described in the Company’s Registration Statement on Form S-1), individually or in the aggregate, constitute a Change in Control.

(c) Special Change in Control Post-Termination Exercise Rights. Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of the Plan to the contrary, upon the Termination of Employment of a Participant, other than for Cause, during the 24-month period following a Change in Control, any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised, until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 11(c) and (ii) the earlier of (A) the third anniversary of such Change in Control and (B) expiration of the Term of such Option.

(d) Awards subject to Section 409A of the Code. Notwithstanding any provision of this Section 11, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code), in the event of a Change in Control, any unvested but outstanding Awards shall automatically vest as of the date of such Change in Control and shall not be subject to the forfeiture restrictions following such Change in Control; provided that, in the event that such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, such Awards (and any other Awards that constitute deferred compensation that vested prior to the date of such Change in Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change in Control.

SECTION 12. Section 16(b)

The provisions of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to the Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 13. Section 409A of the Code

(a) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Except as otherwise determined by the Committee in its sole discretion or as set forth in any applicable Award Agreement or Individual Agreement, such amount shall be paid without interest.

(d) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, unless otherwise determined by the Committee in its sole discretion, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

SECTION 14. Term, Amendment and Termination

(a) Effectiveness. The Plan shall be effective as of the date it is adopted by the Board (the “Effective Date”), subject to approval by the Company’s shareholders. No amounts with respect to Incentive Stock Options and Performance Bonuses shall be payable hereunder unless and until the Plan has been approved by the Company’s shareholders. If Company’s shareholders do not approve the Plan, all outstanding Performance Bonuses shall be forfeited.

(b) Termination. The Plan will remain in effect until the tenth anniversary of the Effective Date unless terminated by the Board prior to such date. Awards outstanding as of the date the Plan is terminated shall not be affected or impaired by the termination of the Plan.

(c) Amendment of Plan. Subject to any applicable law or government regulation and to the rules of the Applicable Exchange, the Board may amend, alter, or discontinue the Plan, without the approval of the shareholders of the Company, except that shareholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 3(b) shall not constitute an increase for purposes of this Section 14(c), or (ii) change the class of Eligible Individuals pursuant to the Plan. No amendment, alteration or discontinuation shall be made which would materially impair the rights of a

Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, tax rules, stock exchange rules or accounting rules.

(d) Amendment of Awards. Subject to Section 5(c), the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, provided that, except as specifically set forth in the Plan or in any applicable Award Agreement, no such amendment shall, without the Participant’s consent, materially impair the rights of such Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, tax rules, stock exchange rules or accounting rules.

SECTION 15. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

SECTION 16. General Provisions

(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Additional Compensation Arrangements. Except as set forth in Section 3(a) or as would cause Performance Bonuses pursuant to the Plan to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, no requirement relating to Performance Bonuses and no other provision of the Plan shall prevent the Company or any Subsidiary or Affiliate from making payments or granting Awards to a Participant under the Plan in respect of any Plan Year that are unrelated to such Participant’s Performance Bonus. Moreover, nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, stock units, shares, other types of equity-based awards (subject to shareholder approval if such approval is required), cash incentive awards and performance bonuses, and such arrangements may be either generally applicable or applicable only in specific cases.

(c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time. A Participant shall, by participating in the Plan, waive all and any rights to compensation or damages in consequence of such Participant’s Termination of Employment for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. An Eligible Individual shall have no right to be designated a Participant.

(d) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for U.S. federal or other income tax purposes (or similar taxes in the applicable non-U.S. jurisdiction) with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes or social security (or similar) contributions of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company and subject to any applicable laws (including any laws that require that such withholding be effected as a repurchase and be permitted only to the extent such a repurchase would be permitted), the Company may require or permit withholding obligations to be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant, and each Participant shall be deemed to have agreed and consented to such deductions. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) Deferral Arrangements. Subject to applicable law, the Committee may from time to time establish procedures pursuant to which a Participant may elect to defer receipt of all or a portion of the cash or Shares subject to an Award all on such terms and conditions as the Committee shall determine.

(f) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Stock Units Awards, shall only be permissible if sufficient Shares are available under Section 3(a) for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Stock Units shall provide for settlement at the same time as the underlying Restricted Stock or Stock Units in cash and for dividend equivalent reinvestment in further Stock Units on the terms contemplated by this Section 16(f).

(g) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(h) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. The Committee may also adopt procedures regarding treatment of any Shares so transferred to a Subsidiary that are subsequently forfeited or canceled.

(i) Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.

(j) Non-Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution. Notwithstanding the foregoing, in no event may any Award (or any rights and obligations thereunder) be transferred to any third party in exchange for value unless such transfer is specifically approved by the Company’s shareholders.

(k) Non-Pensionable. Benefits under the Plan shall not be treated as pensionable earnings for purposes of any pension plan maintained by the Company and its Affiliates, unless explicitly provided otherwise in such plan.

(l) Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company may share such information with any Subsidiary or Affiliate, any trustee, its registrars, brokers, other third-party administrator or any Person who obtains control of the Company or one of its Subsidiaries or divisions.

(m) Right of Offset. Subject to Section 13(b), the Company or its Subsidiaries and Affiliates shall have the right to offset, against the obligation to pay amounts or issue Shares to any Participant under the Plan, any outstanding amounts (including, without limitation, travel and entertainment expense, advance account balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or its Subsidiaries and Affiliates pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Company or its Subsidiaries and Affiliates and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

(n) Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who reside outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and comply with such legal or regulatory provisions, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or sub-plans as may be necessary or advisable to comply with such legal or regulatory provisions (including to avoid triggering a public offering or to maximize tax efficiency).

Annex C

Proposed Amendments to the Company’s Bye-laws

Set forth below are the proposed changes to Section 24.03 and Section 24.09 of the Company’s Bye-laws as related to Item 4—Approval of the Bye-law Amendments. Addition of new text is indicated by underlining and deletion of existing text is indicated by a strike-through.

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Section 24.03. Notice of Meeting. Notice of a meeting of the Board shall be deemed to be duly given to a Director:

(a) in the case of oral communication, at the time of notification;

(b) in the case of delivery, by handing the notice to the Director or by delivery of the notice to the address of the Director;

(c) in the case of posting, three business days after it is posted;

(d) in the case of facsimile transmission, when the Company receives a transmission report by the sending machine which indicates that the facsimile was sent in its entirety to the facsimile telephone number given by the Director; or

(e) in the case of electronic means, at the time of transmission;

provided, that, notwithstanding anything in these Bye-Laws to the contrary, notice of any meeting of the Board to ~~discuss,~~ resolve or act upon ~~a recommendation of the Nominating and Governance Committee in accordance with clause (1) of the last sentence of Section 24.09~~ anything relating to (i) the revocation or termination of the appointment of, or any request for the resignation or retirement of, the Chairman or the Chief Executive Officer or (ii) any revocation, reduction or limitation of the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer shall in each case be deemed adequately delivered only if given to each of the Directors and, if such person is not a Director, the Chief Executive Officer of the Company ~~at least seven (7) business days before the date~~ reasonably in advance of such meeting (which shall, in any event, not require more than five (5) days notice) (it being understood that, absent waiver by the Chief Executive Officer in writing, the failure to provide adequate notice in accordance with this sentence shall invalidate any action or resolution of the Board to revoke or terminate the appointment of, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company or to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company passed at such meeting).

A Director may waive notice of any meeting either prospectively or retroactively or at the meeting in question.

*  *  *

Section 24.09. Voting. Every Director has one vote. The Chairman does not have a casting vote. A resolution of the Board is passed if a majority of the Directors present at the meeting at which a quorum is present vote in favour of the resolution, and in the case of an equality of votes the resolution shall fail. Notwithstanding anything in these Bye-Laws to the contrary, any resolution of the Board (a) to revoke or terminate the appointment of, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company or (b) to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company shall in each case require ~~(i) the prior affirmative vote of a majority of the members of the Nominating and Governance Committee then in office to recommend such action to the Board and (ii)~~, after proper notice ~~pursued~~ pursuant to Section 24.03 ~~of such recommendation~~, the affirmative vote of a majority of the Directors then in office in favour thereof.

*  *  *

C-1

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Proxies submitted by telephone or Internet must be received by 11:59 P.M. Eastern Daylight Time, on May 5, 2008.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.eproxy.com/laz

Go to the website address listed above.

Have your proxy card ready.

Follow the instructions that appear on your computer screen.

OR

TELEPHONE

1-866-580-9477

Use any touch-tone telephone.

Have your proxy card ready.

Follow the recorded instructions.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

1-800-XXX-XXXX

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE

X/

Votes must be indicated

(X) in Black or Blue ink.

The Board of Directors Recommends a vote “FOR” the listed nominees.

Item 1. Election of Directors

For All

Withhold All

For All Except

Nominees: 01) Bruce Wasserstein, 02) Ronald J. Doerfler, 03) Michael J. Tumer

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Item 2. Approve the 2008 Incentive Compensation Plan

For Against Abstain

Item 3. Approve amendments to our Bye-laws to modify and reduce certain requirements relating to actions adversely affecting the employment of our Chairman and Chief Executive Officer

For Against Abstain

Item 4. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.

For Against Abstain

Please mark here for address changes or comments. / /

Please indicate if you plan to attend the 2008 annual general meeting.

YES NO

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

Date

Share owner sign here.

Co-owner-sign here.

PROXY PROXY

Lazard Ltd

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Bruce Wasserstein, Steven J. Golub and Scott D. Hoffman proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, May 6, 2008 at 8:30 a.m. Eastern Daylight Time (9:30 a.m. Bermuda time), in the Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. IN THEIR DISCRETION THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

BNYMELLON SHAREOWNER SERVICES

PROXY PROCESSING

PO BOX 3865

S. HACKENSACK NJ 07606-9562

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